UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Smart Balance, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Smart Balance, Inc.

115 West Century Road, Suite 260
Paramus, New Jersey 07652
To Stockholders:

You are cordially invited to attend a special meeting of the Smart Balance, Inc. stockholders at 10:00 AM local time on Tuesday, February 15, 2011 at the Saddle Brook Marriott located at 138 New Pehle Ave., Saddle Brook, New Jersey 07663. The attached notice of special meeting and proxy statement describes the proposals to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the special meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail.  Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy card as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Stockholders:

A special meeting of stockholders of Smart Balance, Inc. (the “Company” or “Smart Balance”) will be held at the Saddle Brook Marriott located at 138 New Pehle Ave., Saddle Brook, New Jersey 07663, on Tuesday, February 15, 2011, beginning at 10:00 AM local time. At the meeting, the holders of the Company’s outstanding common stock will be asked:

(1)  To approve an amendment to our Second Amended and Restated Stock and Awards Plan to allow us to implement a stock option exchange program for our employees other than our executive officers or directors;

(2)  To approve an amendment to our Second Amended and Restated Stock and Awards Plan to allow us to implement a stock option exchange program for our executive officers and employee directors; and

(3)  To transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on December 27, 2010 are entitled to notice of and to vote at the special meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes

Chairman and Chief Executive Officer
  December [__], 2010

TABLE OF CONTENTS

ABOUT THE SPECIAL MEETING	4
PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE	7
ITEM 1 — APPROVAL OF AMENDMENT TO OUR SECOND AMENDED AND RESTATED COMPANY STOCK AND AWARDS PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR EXECUTIVE OFFICERS OR DIRECTORS	7
INTRODUCTION	7
OVERVIEW	7
REASONS FOR THE EMPLOYEE OPTION EXCHANGE PROGRAM	8
ALTERNATIVES CONSIDERED	9
IMPLEMENTATION OF THE EMPLOYEE OPTION EXCHANGE PROGRAM	10
DESCRIPTION OF THE EMPLOYEE OPTION EXCHANGE PROGRAM	10
PLAN BENEFITS RELATING TO THE EMPLOYEE OPTION EXCHANGE PROGRAM	12
EFFECT ON STOCKHOLDERS	13
TEXT OF AMENDMENT TO THE STOCK PLAN	13
SUMMARY OF THE SECOND AMENDED AND RESTATED COMPANY STOCK AND AWARDS PLAN	13
PLAN BENEFITS	17
RECOMMENDATION	17
ITEM 2 — APPROVAL OF AMENDMENT TO OUR SECOND AMENDED AND RESTATED COMPANY STOCK AND AWARDS PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS AND EMPLOYEE DIRECTORS	18
INTRODUCTION	18
OVERVIEW	18
REASONS FOR THE EXECUTIVE OPTION EXCHANGE PROGRAM	19
ALTERNATIVES CONSIDERED – ADDITIONAL FACTORS RELATING TO THE EXECUTIVE OPTION EXCHANGE PROGRAM	19
PLAN BENEFITS RELATING TO THE EXECUTIVE OPTION EXCHANGE PROGRAM	20
TEXT OF AMENDMENT TO THE STOCK PLAN	21
PLAN BENEFITS	22
RECOMMENDATION	22
EXECUTIVE COMPENSATION	23
COMPENSATION DISCUSSION AND ANALYSIS	25
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	35
EXECUTIVE AND DIRECTOR COMPENSATION	36
PRINCIPAL STOCKHOLDERS	47
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING	50
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 15, 2011	51
ADDITIONAL INFORMATION	51

115 WEST CENTURY ROAD

 SUITE 260
 PARAMUS, NEW JERSEY 07652
SPECIAL MEETING OF STOCKHOLDERS

To Be Held February 15, 2011

PROXY STATEMENT

The board of directors of Smart Balance, Inc. (the “Company” or “Smart Balance”) is soliciting proxies from its stockholders to be used at a special meeting of stockholders to be held on Thursday, February 15, 2011, beginning at 10:00 AM local time at the Saddle Brook Marriott located at 138 New Pehle Ave., Saddle Brook, New Jersey 07663, and at any postponements or adjournments. This proxy statement is being sent to stockholders on or about December 2, 2010.

ABOUT THE SPECIAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for a special meeting of stockholders to be held on Tuesday, February 15, 2011. You are receiving a proxy statement because you owned shares of our common stock on December 27, 2010, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the special meeting, the voting process, the compensation of directors and executive officers and other information that the Securities and Exchange Commission (“SEC”) requires us to provide to our stockholders.

How may I obtain information about Smart Balance?

This proxy statement is available online at: [__]. Stockholders can also access our other filings with the SEC on our website at www.smartbalance.com.

Who is entitled to vote at the special meeting?

Only stockholders of record at the close of business on the record date, December 27, 2010, are entitled to receive notice of and to participate in the special meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the special meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each of the proposals to be considered at the meeting for each outstanding share of Smart Balance common stock you owned as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, [60,044,832] shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the special meeting or by proxy without attending the special meeting. We urge you to vote by proxy even if you plan to attend the special meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the board. The board and management do not now intend to present any matters at the special meeting other than the proposals for amendments to our Second Amended and Restated Stock and Awards Plan. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. You may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the special meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the special meeting in person and so request, although attendance at the special meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to aid in the solicitation of proxy materials for a fee of [$7,500] plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve the proposals being presented at the special meeting?

Each of the proposals being presented at the special meeting requires for approval the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. Abstentions are considered to be present and entitled to vote at the meeting and, thus, have the same effect as a vote against the matter.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for the special meeting to the bank, broker or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. Your bank, broker, or other nominee will not be permitted to vote your shares on either of the proposals being presented at the special meeting without receiving voting instructions from you. Those missing votes are considered broker “non-votes.” Shares that constitute broker non-votes will not be included in the number of shares present and entitled to vote on the proposals for purposes of determining if a proposal is passed or rejected and, accordingly, will have the effect of reducing the number of “FOR” votes needed to approve the proposal.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the special meeting?

The Company intends to announce the preliminary voting results at the special meeting and publish the final results in a Current Report on Form 8-K filed by the Company with the SEC within four business days of the special meeting.

How may I obtain a copy of Smart Balance’s bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the special meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the special meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — APPROVAL OF AMENDMENT TO OUR SECOND AMENDED AND RESTATED
STOCK AND AWARDS PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM
FOR EMPLOYEES OTHER THAN OUR EXECUTIVE OFFICERS OR DIRECTORS

Introduction

Our board of directors unanimously approved and recommends that the Company’s stockholders vote “FOR” the proposed amendment to our Second Amended and Restated Stock and Awards Plan (the “Stock Plan”) described under this Item 1 to allow for a stock option exchange program for our employees other than our executive officers or directors (“Employee Option Exchange Program”).  Upon the recommendation by our compensation committee, our board of directors authorized the Employee Option Exchange Program, subject to stockholder approval of the proposed amendment to the Stock Plan described under this Item 1. If implemented, the Employee Option Exchange Program would permit some of our employees (other than our executive officers and directors) to cancel certain stock options that are significantly “underwater” (i.e., those options with an exercise price that is significantly greater than our current trading price) in exchange for the grant under the Stock Plan of fewer stock options with lower exercise prices and an extended vesting schedule.

We believe that that this Employee Option Exchange Program, as designed, is in the best interests of the Company and our stockholders.  If approved by our stockholders, we believe the Employee Option Exchange Program will permit us to:

•	Align stockholder and employee interests in building the long-term value of the Company;

•	Encourage retention of our employees by restoring perceived value to currently held equity awards and subjecting replacement options to a new vesting schedule;

•	Reduce the total number of our outstanding stock options, since a smaller number of options will be granted in exchange for the surrendered options;

•	Reset the vesting schedules; and

•	Restore value to the stock options from the compensation expense that we record in our financial statements with respect to certain eligible options.

In designing our Employee Option Exchange Program, we have taken into account stockholders’ interests by focusing on the following exchange principles:

•	Directors and executive officers will not be eligible to participate in the Employee Option Exchange Program;

•	Stock options granted after December 30, 2008 will not be eligible for exchange;

•
The exchange ratios will be determined so that replacement options will have a fair value approximately equal to the fair value of the surrendered options (i.e., the Employee Option Exchange Program will be a value-for-value exchange);

•
The stock options surrendered in the exchange will be cancelled and shares subject to the cancelled options, in excess of the shares to be used for the replacement options under the Stock Plan, will not be available for future issuance under our equity incentive plans, resulting in the elimination from the Stock Plan of up to [__] shares;

•
To ensure that only those stock options that are significantly underwater may be exchanged, the only stock options that will be eligible for exchange are those stock options, (i) with a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the Employee Option Exchange Program, and (ii) which were granted on or prior to December 30, 2008;

•	Most of the options that will be eligible for exchange are those stock options that were granted prior to two dilution events that occurred in late 2007 and early 2008; and

•
None of the replacement options will be vested on the date of grant, but will be subject to a new four-year vesting schedule, with vesting beginning on the first anniversary of the date of grant, subject to a participant’s employment on a vesting date.

Stockholder approval is required for this proposal in accordance with our Stock Plan and under the Nasdaq listing rules.  If this proposal is approved by stockholders, the compensation committee intends to commence the Employee Option Exchange Program as soon as practicable after the special meeting. If our stockholders do not approve this proposal, the Employee Option Exchange Program will not take place.

Overview

Our board of directors has determined that it is in the best interest of the Company and our stockholders to implement the Employee Option Exchange Program. The Employee Option Exchange Program would be available to all current employees of the Company (other than our executive officers and directors) who hold eligible options (“Eligible Employees”).  The Employee Option Exchange Program would permit Eligible Employees a one-time opportunity to exchange those non-qualified stock options granted under the Stock Plan or the Amended and Restated Smart Balance, Inc. Inducement Award Plan (“Inducement Plan”), in each case, that were granted on or prior to December 30, 2008 (“Eligible Options”), for fewer stock options with a lower exercise price (“Replacement Options”) to be granted under the Stock Plan.  No Replacement Options will be granted under the Inducement Plan, nor will any shares underlying the exchanged options be available for future issuance under the Inducement Plan.

Under the terms of the Employee Option Exchange Program, Eligible Employees who elect to participate will be required to surrender all Eligible Options they then hold, and in return, will receive fewer Replacement Options under the Stock Plan. The number of Replacement Options that a participating employee will receive for his or her surrendered Eligible Options will be determined by the compensation committee after stockholder approval of the Employee Option Exchange Program at the time the Employee Option Exchange Program is initatied, based on the trading price of the Company’s common stock, as well as additional factors, including the exercise price and remaining term of the Eligible Options. All Replacement Options will have (1) an exercise price per share equal to our closing price on the day that the exchange offer pursuant to which we will implement the Employee Option Exchange Program expires; (2) the same expiration date of the Eligible Options for which they are exchanged; and (3) the following vesting schedule: Replacement Options shall vest with respect to 25% of the underlying shares on the one year anniversary of the new grant date, and with respect to 25% of the underlying shares on each of the next three anniversary dates thereafter, subject to the participant’s continued employment with the Company on such vesting dates.

Each Eligible Option will have an exercise price per share that is greater than or equal to our 52-week high stock price (currently $6.92).  The compensation committee chose the Eligible Options to ensure that only those outstanding options that are substantially “underwater” are eligible for the Employee Option Exchange Program.

Based on a $3.71 stock price, the number of Eligible Options that would need to be exchanged for each Replacement Option would be based on an approximate “exchange ratio” that will vary from [__]-to-1 to [__]-to-1, depending on the exercise price and other terms of the Eligible Options being exchanged in the Employee Option Exchange Program.  The actual exchange ratios will be established at the time the exchange offer for the Employee Option Exchange Program is commenced.

Reasons for the Employee Option Exchange Program

The Company believes that providing employees with an opportunity to increase their ownership of common stock in the Company will align their interests with those of our stockholders, promoting the long-term growth and financial success of the Company. However, due to the significant decline of our stock price as the result of the recent global financial and economic crisis and other reasons, many of which were beyond management’s control, nearly 100% of our outstanding stock options are underwater (i.e., their exercise price exceeds the current market price of our common stock which closed at  [$__ ], on December [__], 2010). Furthermore, approximately [__]% of the Eligible Options held by Eligible Employees are price-vested performance options, where vesting is contingent upon achieving the following stock price hurdles:  (1) close price at or above $16.75 for 20 of 30 consecutive trading days (50% of such performance-based award), and (2) close price at or above $20.25 for 20 of 30 consecutive trading days (50% of such performance-based award).

The compensation committee has reviewed the possibility of conducting a stock option exchange program since late 2008, due to concerns that the Company’s equity incentive program, a key element of incentive compensation, was not achieving its desired goals. The compensation committee initially noted in February 2009, that despite the generally strong performance of the Company’s employees, the Company’s stock price was, at that time, $2-4 below the average exercise price of all the Company’s outstanding employee stock options. The compensation committee had determined not to conduct an option exchange program at that time in part due to the volatility in the market.

As noted in our recent proxy statements, the compensation committee has been continuing this review in order to determine how to better align the interest of our employees with those of our stockholders.  At the time our equity incentive program was first implemented, the decision was made to front-load equity grants based upon a participant's employment commencement date. Thus, many of our outstanding stock options were granted in 2007 and 2008 when the Company hired many of its employees and, as described below, are now deeply underwater. The trading price of our Company’s common stock was [__] as of December [__], 2010 while the weighted average exercise price of outstanding options held by our employees who are not executive officers or directors is [$__].  Although the compensation committee and the board of directors continue to believe that stock options are an important component of our employees’ total compensation, our compensation committee has determined that the most underwater stock options currently have little or no incentive value or retention because many of our employees view existing options as having little or no value due to the difference between the exercise prices of such options and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the retention value and the incentives that our compensation committee and our board of directors believe are necessary to motivate our employees to increase long-term stockholder value.  While delivering little or no retentive or incentive value, these stock options remain outstanding and continue to dilute stockholders’ interests for up to their full remaining terms although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price. Also, there will be no opportunity to recapture value from the associated compensation expense, unless they are surrendered or cancelled.

In addition, two specific events occurred in late 2007 and early 2008 that negatively impacted our stock price. First, on October 30, 2007, we called for redemption of all of our outstanding public warrants to purchase common stock. As a result of the call for redemption of our public warrants, our then outstanding public warrants were exercised for approximately [__] newly-issued shares of comon stock. Second, on January 3, 2008, we forced the conversion of all of the outstanding Series A Convertible Preferred Stock into approximately 1.27 newly-issued shares of common stock for each of our [__] then-oustanding shares of Series A Convertible Preferred Stock. The forced conversion resulted in an increase in the total number of shares of common stock outstanding by approximately 20 million shares. The outstanding stock option awards granted prior to this time were not adjusted to restore the value of such awards lost due to the impact of these two events.

Our board of directors has decided to exchange only those options granted on or prior to December 30, 2008 in part, to account for the effect of these two events. While the exact impact of these events cannot be determined with certainty, we believe they had a negative and long-lasting affect on the trading price of our Company’s common stock. In addition, our board of directors believes that utilizing a December 30, 2008 cutoff date results in a more stockholder friendly program by not exchanging options granted within the last two years, or with an exercise price that is less than the highest per share trading price for the 52-week period ended immediately prior to the start of the Employee Option Exchange Program. As of December [__], 2010, [__] of the [__] options outstanding under the Stock Plan and the Inducement Plan would have have been eligible for exchange in the Employee Option Exchange Program. These Eligible Options have exercise prices between [__] and [__]. Our stock price for this past year has ranged from [$3.35] to [$6.92].

In addition to providing key incentives to our employees, the Employee Option Exchange Program is also designed to benefit our stockholders by providing us better retentive tools due to the extended vesting terms of the options. Further, we estimate a reduction in our overhang of outstanding stock options of approximately [1.6  million] shares, assuming full participation in the Employee Option Exchange Program. The actual reduction in our overhang that may result from the Employee Option Exchange Program could vary significantly and is dependent upon the actual level of participation in the Employee Option Exchange Program.  The table below demonstrates the significant reduction in overhang that would result from the Employee Option Exchange Program based on the options that we expect to be eligible to participate in the Employee Option Exchange Program and our estimate of the anticipated exchange ratios for the Employee Option Exchange Program:

	As of June 30, 2010	After the Exchange[1]
Shares Available for Grant	[__]	[__]
Stock Options Outstanding	[__]	[__]

1 Assumes full participation by all Eligible Employees

Alternatives Considered

The compensation committee and the board of directors engaged an independent compensation consultant, Pearl Meyer & Partners, to consider whether to approve the Employee Option Exchange Program and the specific terms of the program. In connection with this review, the compensation committee and the board of directors also considered the following alternatives to the Employee Option Exchange Program:

1. Take no action.  The compensation committee has been reviewing our equity incentive program in the context of its overall review of the Company’s compensation policies and strategies since late 2008. Selecting this alternative would require the compensation committee to conclude that the fact that nearly 100% of outstanding stock options are underwater does not impact our ability to retain and incentivize qualified employees.  However, our board of directors believes that offering valuable equity grants to our employees is a critical component of our compensation program and that these underwater options negatively affect our intention to keep our compensation practices competitive.

2. Grant Additional Equity Awards.  The compensation committee considered making special grants of additional stock options at current market prices or another form of equity award such as restricted stock or restricted stock units. However, these additional grants would substantially increase the potential dilution to our stockholders. In addition, our current equity incentive plan does not have enough shares available for issuance for additional grants to truly align our employees’ interests with those of our stockholders, as well as to have a meaningful retention impact for our employees.

3. Increase cash compensation or exchange options for cash.  Increased cash compensation or exchanging options for cash were ruled out because they do not provide a sufficient link to long-term stockholder value creation, would not be as retentive as long-term equity awards, and would significantly increase cash compensation expense.  In implementing the Employee Option Exchange Program, the compensation committee recognizes the importance of maintaining the equity incentive component as an important part of our employees’ overall compensation packages.

Our compensation committee and our board of directors determined that the Employee Option Exchange Program was the most attractive alternative because of the comparable increased expense of these alternatives and the reasons set forth above.

Implementation of the Employee Option Exchange Program

If our stockholders approve the proposed amendment to the Stock Plan described under this Item 1, the compensation committee and the board of directors will determine the date upon which the Employee Option Exchange Program will begin. At that time, the Company will file written materials relating to Employee Option Exchange Program with the SEC as part of a tender offer statement on Schedule TO. Should the Company’s stock price increase significantly, the Company will reassess the advisability of implementing the Employee Option Exchange Program. After we file materials with the SEC, we will send to Eligible Employees written materials explaining the precise terms and timing of the Employee Option Exchange Program. Documents filed relating to the Employee Option Exchange Program will be available to the public, including Eligible Employees, at www.sec.gov.

Eligible Employees will be offered the opportunity to participate in the Employee Option Exchange Program pursuant to a written offer that will be distributed to all Eligible Employees. Eligible Employees will be given at least 20 business days in which to accept the offer of Replacement Options in exchange for the surrender of their Eligible Options. The surrendered options will be cancelled on the first business day following this election period. The Replacement Options will be granted under the Stock Plan on the date of cancellation of the surrendered options.

Description of the Employee Option Exchange Program

1.  Offer to Exchange Options.  The Employee Option Exchange Program will offer Eligible Employees the one-time opportunity to exchange Eligible Options for a lesser amount of new stock options with lower exercise prices as described below.

2.  Eligible Employees.  The Company anticipates that the Employee Option Exchange Program will be open to all employees (other than our executive officers and employee directors) who hold Eligible Options and remain employed through the date on which the Employee Option Exchange Program closes. As of December [__], 2010, [36] employees would be eligible for participation. Executive officers, former employees, retirees, directors and consultants are not eligible for participation in the Employee Option Exchange Program. A vote by an employee stockholder in favor of this proposal does not constitute an election to participate in the Employee Option Exchange Program.

3.  Eligible Options.  To be eligible under the Employee Option Exchange Program, an option would have to (i) have a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the Employee Option Exchange Program and (ii) have been granted on or prior to December 30, 2008. Such options may have been granted under either the Stock Plan or Inducement Plan.

4.   Replacement Options.  All Replacement Options will be granted under the Stock Plan, regardless of whether exchanged options were originally granted under the Stock Plan or the Inducement Plan.

5.   New Option Exercise Price. All Replacement Options will be granted with an exercise price equal to the closing price of our stock on the Nasdaq on the day of the close of the exchange offer.

6.  Exchange Ratios. The Employee Option Exchange Program will be structured as a value-for-value exchange.  Therefore, all Replacement Options will have a fair value approximately equal to the current fair value of surrendered Eligible Options that they replace.  For the time-vested options, fair value will be determined using the Black-Scholes option pricing model.  The fair value of the price-vested performance options will be determined using a Monte-Carlo simulation model.  Both models utilize the following variables:  option exercise price, current market price, vesting price (for price-vested performance options only), stock price volatility, risk free interest rates, and option term.

Although the exact ratios cannot be determined at this time, to calculate the exchange ratios in the table below we have used inputs as of September 10, 2010 for both option valuation models.  Based on a $3.71 stock price, the approximate exchange ratio for the Replacement Options would vary from [__] to [__] as follows.

Stock Option Type	Grant Year	Remaining Term	Eligbile Options Outstanding	Exercise Price	Exchange Ratio (Eligible to Replacement Options)
Time-Vested Stock Options				$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

Price-Vested Stock Options @ $16.75				$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

Price-Vested Stock Options @ $20.25				$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

If a participant exchanged a total of 10,000 Eligible Options (50% time-vested, 25% price-vested at $16.75, and 25% price-vested at $20.25) with an exercise price of $9.35, that employee would receive approximately 5,375 new time-vested Replacement Options, using the following exchange ratios:  [__] (time-vested), [__] (price-vested at $16.75), and [__] (price-vested at $20.25).

7.  Vesting Schedule of New Options. All Replacement Options under the Employee Option Exchange Program, regardless of whether or not they are currently partially or fully vested, will be subject to a new vesting schedule and be unvested at the time of grant. The Replacement Options would vest 25% per year of on each anniversary of the grant date, subject to the participant’s employment with the Company on such vesting dates. In addition, Replacement Options would continue to vest upon death, disability or a Change of Control in accordance with the provisions of the Eligible Options for which they are exchanged.

8.  Term of New Options. All Replacement Options granted under the Employee Option Exchange Program will have same term as the Eligible Options for which they are exchanged.

9.  Other Terms and Conditions. The Replacement Options will be granted under the Stock Plan and will be subject to the terms and conditions thereof. Other terms and conditions of the Replacement Options will be set forth in an award agreement to be entered into on the grant date of the Replacement Options.

10.  Timing of Exchange Program. The Company currently intends to commence the Employee Option Exchange Program as soon as practicable after the Special Meeting.  If the Employee Option Exchange Program does not commence within 12 months of the date of the Special Meeting, we would consider any future option exchange or similar program to require new stockholder approval before it can be implemented.

11.  Participation in the Employee Option Exchange Program. Participation in the Employee Option Exchange Program will be voluntary. If an Eligible Employee chooses to participate, he or she must exchange all of his or her Eligible Options and cannot decide on a grant-by-grant basis.

12.  Cancellation of Exchanged Options. All Eligible Options tendered for exchange would be cancelled at the time of the proposed exchange. All shares of common stock underlying Eligible Options granted under the Stock Plan that are surrendered under the Employee Option Exchange Program (other than those subject to the Replacement Options) would not be returned to the Stock Plan to be eligible for future awards under the Stock Plan, but will be cancelled.  All shares of common stock underlying Eligible Options granted under the Inducement Plan that are surrendered under the Employee Option Exchange Program will not return to the Inducement Plan, but will be cancelled.

13.  Accounting Treatment. The program will be accounted for under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718).  Any unrecognized compensation expense from the surrendered Eligible Options will be recognized over the vesting period of the Replacement Options.

Under FASB ASC Topic 718, the Employee Option Exchange Program will be structured to not generate any incremental share-based compensation expense.  Additional incremental expense would only be generated if the value of the Replacement Option was greater than the corresponding surrendered Eligible Option.  Since the exchange ratios will be established at the commencement of the exchange offer, some risk of incremental compensation expense does exist if there are fluctuations to Smart Balance’s common stock price or any of the other inputs to the stock option valuation models between the commencement of the Employee Option Exchange Program and the effective date of the option exchange.  Any incremental expense will also be recognized over the vesting period of the Replacement Options.

14.  U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Employee Option Exchange Program. A more detailed summary of the applicable tax considerations to Eligible Employees will be provided in the offer to exchange. We believe the exchange of Eligible Options for Replacement Options pursuant to the Employee Option Exchange Program should be treated as a non-taxable exchange and neither we nor any Eligible Employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options. However, the tax consequences of the Employee Option Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position.  The law and regulations themselves are also subject to change. All Eligible Employees are urged to consult their own tax advisors regarding the tax treatment of participating in the Employee Option Exchange Program under all applicable laws prior to participating in the Employee Option Exchange Program.

While the terms of the Employee Option Exchange Program are expected to be materially similar to the terms described in this proposal, the board of directors and the compensation committee may change the terms of the Employee Option Exchange Program in their sole discretion to take into account changes in circumstances, and may determine not to implement the exchange program even if stockholder approval is obtained.

Plan Benefits Relating to the Employee Option Exchange Program

Because participation in the Employee Option Exchange Program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the Employee Option Exchange Program is implemented, are not currently determinable, since we are not able to predict who or how many of our employees will elect to participate, how many options will be surrendered for exchange or the number of Replacement Options that may be granted. The chart below provides the number of Eligible Options held by the non-executive officer employees as a group. Executive officers and directors would not be eligible to participate in the Employee Option Exchange Program.

Options

Non-Executive Officer Employee Group	[__	]

The following chart demonstrates the number of Eligible Options held by Eligible Employees that were granted under each of our equity plans as of December [__], 2010.

Equity Plan	Eligible Options
Stock Plan:	[__]
Inducement Plan:	[__]

Effect on Stockholders

We are unable to predict the precise impact of the Employee Option Exchange Program on stockholders because we are unable to predict how many or which Eligible Employees will exchange their Eligible Options and the closing stock price of the Company’s common stock on the date the Employee Option Exchange Program closes is unknown.  As described above, the Employee Option Exchange Program will be structured to not generate any incremental share-based compensation expense.  However, since the exchange ratios will be established at the commencement of the exchange offer, pursuant to which the Employee Option Exchange Program will be implemented, some risk of incremental compensation expense does exist if there are fluctuations to the Company’s common stock price or any of the other inputs to the stock option valuation models between the commencement of the Employee Option Exchange Program and the effective date of the option exchange.

Text of Amendment to the Stock Plan

In order to permit the Company to implement the Employee Option Exchange Program in compliance with the Stock Plan and applicable Nasdaq listing rules, the compensation committee recommended and approved and the board of directors approved an amendment to the Stock Plan, subject to approval of the amendment by the Company’s stockholders. The compensation committee and the board also approved a similar amendment to the Inducement Plan, permitting the cancellation of such Eligible Options in exchange for Replacement Options to be granted under the Stock Plan, subject to stockholder approval of the amendment to the Stock Plan. The Company is seeking stockholder approval to amend the Stock Plan to allow for the Employee Option Exchange Program. The amendment would add the underlined language to the end of Section 9(e) of the Stock Plan, which would read as follows in its entirety:

Repricing Prohibited. Notwithstanding anything in this Plan to the contrary subject to any provisos in this section 9(e), and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price; provided, however, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Options issued under this Plan and stock options issued under the Amended and Restated Smart Balance, Inc. Inducement Award Plan held by employees of the Company and its subsidiary who are not executive officers or directors of the Company, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance to such employees of the Company or its subsidiary of fewer Options with a lower exercise price, provided that, such option exchange offer is commenced within twelve months of the date of shareholder approval.  Notwithstanding anything to the contrary herein, no shares underlying awards under this Plan that are exchanged by the option holders thereof as part of an option exchange program in accordance with this Section 9(e) will be available for reissuance under this Plan other than in respect of options issued pursuant to such option exchange program with respect to those options under this Plan and the Amended and Restated Smart Balance, Inc. Inducement Award Plan that are tendered.

Summary of the Stock Plan

We consider our Stock Plan to be stockholder-friendly because it contains provisions such as:

•	No re-pricing of stock options without obtaining prior stockholder approval;

•	No grants of stock options with an exercise price less than the fair market value of our common stock on the date of grant;

•	A limit on the number of stock options, restricted stock and restricted stock units that are able to be awarded annually; and

•
Stock options and performance-based restricted stock granted under the Stock Plan are designed to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The following is a brief description of certain important features of the Stock Plan, the full text of which is attached as Annex “A.” This summary does not purport to be complete and is qualified in its entirety by reference to Annex “A.”

General

The Stock Plan is intended to promote the long-term growth and financial success of the Company and to increase stockholder value by attracting and retaining officers and employees of Smart Balance and its Affiliates (as defined in the Stock Plan). The Stock Plan provides for the granting of stock options, restricted stock, restricted stock units and stock awards to officers, directors, and full-time employees.

Administration

The Stock Plan is administered by the compensation committee and a subcommittee of the compensation committee of the board of directors of Smart Balance, except to the extent the board of directors delegates its authority to another committee of the board, which we refer to as the administrator. All members of the subcommittee of the compensation committee must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of section 162(m) of the Code.

The administrator has the authority to administer and interpret the Stock Plan, to determine the participants to whom awards will be granted under the Stock Plan and, subject to the terms of the Stock Plan, the type and size of each award, performance conditions, the terms and conditions of cancellation and forfeiture of awards and the other features applicable to each award or type of award. The administrator may modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate, subject to the limitations contained in the Stock Plan, including prohibitions against re-pricing and provisions designed to maintain compliance with the requirements of sections 162(m) and 409A of the Code, as well as other applicable laws and stock exchange rules.

Maximum

The Stock Plan provides that the maximum number of shares of our common stock that may be the subject of awards of stock options, restricted stock or restricted stock units granted to a participant in any calendar year may not exceed 3,000,000 shares.

Performance-Based Awards

In addition, the Stock Plan provides for grants of performance-based stock to participants that are employed at or above a level of Vice President, subject to certain terms and conditions as follows. The Stock Plan provides that the award letter with respect to such grants must specify the number of shares of performance-based stock to which it relates, the performance goals which must be satisfied in order for restrictions thereon to lapse, and the performance cycle within which such performance goals, must be satisfied.  Performance goals must be based on one or more of the following criteria with respect to the Company or its business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales; net sales; product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of shares; basic earnings per share; diluted earnings per share; return on stockholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; and return on year-end equity.

Under the Stock Plan, the performance cycle, within which performance goals must be satisfied, must be at least one year and may not be greater than five years. Moreover, the performance goals with respect to a performance cycle must be established in writing by our compensation committee no later than ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain.

Under the Stock Plan, at the time of the granting of an award of performance-based restricted stock, or at any time thereafter, subject to certain restrictions, our compensation committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. Prior to the lapsing of any restrictions with respect to any award of performance-based restricted stock, the compensation committee must certify in writing that the applicable performance goal has been satisfied to the extent necessary for such award to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. An award of performance-based restricted stock may be reduced at any time before payment or lapsing of restrictions.

Eligibility

All “participants” in the Stock Plan, defined by the Stock Plan as permanent full-time employees (those employees working at least 32 hours a week) and directors of the Company and our affiliates, are eligible to receive awards under the Stock Plan. The Stock Plan does not allow for the grant of equity awards to consultants or other non-employees (other than directors) who provide services to the Company or our affiliates. Participation is discretionary, and awards are subject to approval by the administrator. Shares Subject to the Stock Plan.

An aggregate of 12,150,000 shares of our common stock are reserved for issuance under the Stock Plan. As of December [__], 2010, awards for [__] shares remained available for future issuance.

The administrator may adjust the maximum number of shares of common stock that may be issued under the Stock Plan in order to prevent dilution or enlargement of benefits available under the Stock Plan in connection with a recapitalization, stock split, merger, consolidation or similar corporate transaction. Additionally, shares used by a participant to exercise an option, and shares withheld by Smart Balance to cover the withholding tax liability associated with the exercise of an option, are not counted toward the maximum number of shares that may be issued under the Stock Plan and, accordingly, will not reduce the number of shares that will be available for future awards.

Shares of common stock issued in connection with awards under the Stock Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. If an award under the Stock Plan is forfeited, canceled, terminated or expires prior to the issuance of shares, the shares subject to the award may be available for future grants under the Stock Plan.

Types of Awards

To date, the Company has only granted stock option awards under the Stock Plan. However, the following types of awards may be granted under the Stock Plan:

•   Restricted Stock.  A restricted stock grant is an award of outstanding shares of our common stock that does not vest until after a specified period of time, or in the case of performance-based restricted stock as described above upon the satisfaction of other performance goals as, and which may be forfeited if the performance goals are not met. Restricted stock must have a restriction period of at least one year. No restricted stock has been awarded under the Stock Plan.

•   Restricted Stock Units.  An award of a restricted stock unit grants a participant the right to receive shares of our common stock or restricted stock at a future time upon the completion of performance goals set by the administrator or upon the passage of time. Restricted stock units must have a restriction period of at least one year. Participants have no rights with respect to the restricted stock except as set forth in the underlying award agreement. No restricted stock units have been awarded under the Stock Plan.

•   Stock Options.  An award of a stock option under the Stock Plan grants a participant the right to purchase a certain number of shares of our common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of the common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant. The exercise price may be paid by any of the means described below under “Payment of Exercise Price.”

The types of awards that may be granted under the Stock Plan described above are subject to the conditions, limitations, restrictions, vesting, forfeiture and provisions determined by the administrator, in its sole discretion, subject to such limitations as are provided in the Stock Plan. The number of shares subject to any award is also determined by the administrator, in its discretion, provided that the maximum number of shares that may be the subject of awards granted to a participant in any calendar year may not exceed 3,000,000. At the discretion of the administrator, awards may be made subject to or may vest on an accelerated basis upon the achievement of performance criteria set forth in the participant’s award agreement.

Payment of Exercise Price

The administrator may determine the method or methods for payment of the exercise price. The administrator may also provide that stock options can be net exercised; that is exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares.

Prohibition Against Re-pricing

The Stock Plan generally prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a re-pricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).  However, upon approval of the Company’s stockholders of this proposal to amend the Stock Plan, the compensation committee may provide for, and the Company could implement, an exchange offer, pursuant to which certain outstanding options issued under the Stock Plan or Inducement Plan held by employees of the company other than executive officers and directors could, at the election of the person holding such options, be tendered to the Company for cancellation in exchange for the issuance under the Stock Plan to such employees of the company (other than executive officers and directors) of a lesser amount of options with a lower exercise price, provided that such exchange offer is implemented within twelve months of such stockholder approval, and provided further that no shares underlying awards under the Stock Plan that are exchanged will be available for reissuance under the Stock Plan other than in respect of options issued pursuant to the exchange program with respect to those options under the Stock Plan and Inducement Plan that are tendered.

Participant Termination Provisions

If a participant’s employment is terminated for cause, all awards previously granted, whether or not vested, are immediately forfeited retroactive to the date the participant first engaged in the conduct that was the basis for such termination. Upon terminations other than due to cause, death, or disability, unless the award agreement provides otherwise, all non-vested awards are forfeited and the participant has 90 days to exercise all vested options. If a participant dies or becomes disabled, all non-vested options immediately vest and the participant has one year to exercise all options. In addition, awards of performance-based restricted stock may not be accelerated where a participant ceases to be an officer or employee due to any reason other than death, disability, or upon a change of control.

Change of Control

Unless an award agreement provides otherwise, upon a change of control, all unvested options will vest, all restrictions on restricted stock will lapse, and all restricted stock units will vest and be converted into Shares.

Non-Transferability

By its terms, an award granted under the Stock Plan is not transferable other than (i) by will or the laws of descent and distribution or (ii) until the option has been exercised or the limitations under a restricted stock or restricted stock unit have lapsed.

Amendment and Termination

The Stock Plan will terminate on May 21, 2017. The Stock Plan may be amended or terminated by the board at an earlier date, provided that no amendment that would require stockholder approval under any applicable law or regulation (including the rules of any exchange on which our shares are then listed for trading), may become effective without stockholder approval. In addition, stockholder approval is required for any amendment to the re-pricing provisions and any decrease in the one-year restriction period for restricted stock and restricted stock units. Finally, the authorized number of shares of common stock reserved for issuance under the Stock Plan may not be increased without stockholder approval.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Stock Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock Grants

A participant generally will not be taxed at the time a restricted stock grant is awarded, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award that are then vesting. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If an award with respect to which a participant has made such an election under Section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to a stock grant award.

Non-Qualified Stock Options

Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the option exercise price. The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss.

Stock-Based Awards

A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to such a stock award. Other rules apply with regard to other forms of stock-based awards.

Withholding

Smart Balance retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Stock Plan.

Certain Limitations on Deductibility of Executive Compensation

With certain exceptions, Section 162(m) of the Code limits the ability of the Company to deduct for federal income tax purposes compensation paid to certain executives to $1 million per executive per taxable year unless the compensation in excess of $1 million is considered “qualified performance-based compensation” within the meaning of Section 162(m) or is otherwise exempt from Section 162(m). As described in greater detail above, the Stock Plan is designed so that stock options and performance-based restricted stock should constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Treatment of “Excess Parachute Payments”

The accelerated vesting of awards under the Stock Plan upon a change of control of Smart Balance could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. Smart Balance would not be able to deduct the excess parachute payments made to a participant.

Additional Taxes to Participants

Under regulations issued under Section 409A of the Code, if awards under the Stock Plan are neither exempt from section 409A nor compliant with section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the plan are intended either to be exempt or compliant with Section 409A of the Code.

Required Vote

Approval of the amendment to the Stock Plan reflected in this Item 1 requires the affirmative vote of holders of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote on the amendment to the Stock Plan. Abstentions will therefore have the same effect as a vote against the amendment to Stock Plan. Broker non-votes and the failure to vote will have no effect on the outcome of the vote, assuming the presence of a quorum of more than 50% of the outstanding shares of our common stock.

Plan Benefits

Awards are subject to discretion and therefore, it is not possible to determine the number of awards that will be granted to any executive or employee in the future under the Stock Plan.

Recommendation

If the amendment to the Stock Plan is not approved by stockholders, the Employee Option Exchange Program for will not take place. All Eligible Options held by employees other than executive officers and directors would then remain outstanding and in effect in accordance with their existing terms.  We will continue to recognize compensation expense for these Eligible Options, even though they may have little or no incentive value. In addition, our board of directors and our compensation committee believe that it is necessary to better align our employees’ interests with those of our stockholders, as well as to restore the incentive and retentive values to our employees that were intended by the grants of these Eligible Options that are now significantly underwater. Therefore, if the Employee Option Exchange Program as described herein is not approved, the compensation committee and board of directors will consider the implementation of additional alternatives to achieve the desired alignment between the interests of our employees and our stockholders and to restore the incentive and retention values that were intended by the grants of these Eligible Options that are now significantly underwater. Our board of directors believes that it is in the best interests of the Company that the stockholders approve the amendment to the Stock Plan to permit the Employee Option Exchange Program for employees other than our executive officers and directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR STOCK PLAN TO ALLOW THE EMPLOYEE OPTION EXCHANGE PROGRAM FOR  EMPLOYEES OTHER THAN OUR EXECUTIVE OFFICERS AND DIRECTORS.

ITEM 2 – APPROVAL OF AMENDMENT TO OUR SECOND AMENDED AND RESTATED COMPANY STOCK AND AWARDS PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS

Introduction

Our board of directors unanimously approved and recommends that the Company’s stockholders vote “FOR” the proposed amendment to our Second Amended and Restated Stock and Awards Plan (the “Stock Plan”) described under this Item 2 to allow for a stock option exchange program for our executive officers and employee directors (the “Executive Option Exchange Program”). Upon the recommendation by our compensation committee, our board of directors authorized the Executive Option Exchange Program and employee directors subject to stockholder approval of the proposed amendment to the Stock Plan described under this Item 2. If implemented, our executive officers and employee directors would be permitted to participate in the Executive Option Exchange Program whereby they could cancel certain stock options that are significantly “underwater” (i.e., those options with an exercise price that is significantly greater than our current trading price) in exchange for the grant under the Stock Plan of fewer stock options with lower exercise prices and an extended vesting schedule.  The Executive Stock Option Program is subject to the identical terms and conditions as the Employee Stock Option Program described in detail in Item 1, except that it would apply with respect to executive officers and employee directors of the Company.

We believe that it is in the best interests of the Company and our stockholders to permit our executive officers and employee directors to participate in the Executive Option Exchange Program. As set forth in Item 1, we believe that the Executive Option Exchange Program, as designed, is in the best interests of the Company and our stockholders. If approved by our stockholders, we believe that permitting the executive officers and employee directors to participate in the Executive Option Exchange Program will permit us to:

• Align stockholder and executive officer interests in building the long term value of the Company;

• Encourage retention of our executive officers by restoring perceived value to currently held equity awards;

• Further reduce the total number of our outstanding stock options, since a smaller number of options will be granted in exchange for the surrendered options and a large portion of outstanding stock options are held by our executive officers;

• Reset the vesting schedule; and

• Restore value to the stock options from the compensation expense that we record in our financial statements with respect to a greater number of eligible options.

Overview

As noted in Item 1, our Option Exchange Program has been designed and structured to take into account stockholders’ interests. The executive officers’ participation in the Executive Option Exchange Program would be subject to the same terms and conditions as set forth in Item 1 except that executive officers and employee directors (“Eligible Executives”) would be permitted to participate in the Executive Option Exchange Program, but only to the extent that they hold eligible options (i.e., those non-qualified stock options granted under the Stock Plan or the Inducement Plan, in each case, that were granted on or prior to December 30, 2008 (“Eligible Options”).

Based on a $3.71 stock price, the number of Eligible Options that would need to be exchanged for each Replacement Option would be based on an approximate “exchange ratio” that will vary from [__-to-1 ] to [__-to-1 ], depending on the exercise price and other terms of the Eligible Options being exchanged in the Executive Option Exchange Program. The actual exchange ratios will be established at the time the exchange offer for the Executive Officer Option Exchange Program is commenced.

Reasons For The Executive Option Exchange Program

In addition to the reasons set forth in Item 1, we believe that there are certain additional benefits to the Company if the executive officers and employee directors were to be permitted to participate in the Executive Option Exchange Program. The Company believes that providing executive officers and employee directors with an opportunity to increase their ownership of common stock of the Company will align their interests with those of our stockholders, promoting the long-term growth and financial success of the Company. In particular, our [six] executive officers and employee directors (including our Named Executive Officers) hold [__%] of the stock options currently outstanding and [__%] of the value associated with those options. Our executive officers and employee directors are expected to be among the primary drivers of long-term stockholder value and therefore, the alignment of their interests with our stockholders, and their retention and motivation is critical to our long-term success. Accordingly, we believe that it is in the best interests of the Company to permit our executive officers and employee directors to participate in the Executive Option Exchange Program, according to the terms and conditions as would apply to employee participants in the Employee Option Exchange Program described in greater detail under Item 1.

Further, we estimate a reduction in our overhang of outstanding stock options of approximately [__ million shares], assuming full participation in the Executive Option Exchange Program by executive officers and employee directors. The actual reduction in our overhang that may result from the Executive Option Exchange Program could vary significantly and is dependent upon the actual level of participation in the Executive Option Exchange Program.

Alternatives Considered – Additional Factors Relating to the Executive Option Exchange Program

In considering the Executive Option Exchange Program, the compensation committee and the board of directors considered the alternatives discussed in Item 1. The following additional factors were considered with respect to the Executive Officer Exchange Program.  In implementing the Executive Option Exchange Program, the compensation committee recognizes the importance of maintaining the equity incentive component as an important part of our executive officers’ overall compensation packages. The compensation committee and the board of directors considered that the compensation committee recently reviewed its history of weighting compensation packages for senior executives in favor of equity compensation rather than cash compensation.  In March of this year, the compensation committee decided to rebalance the weighting between cash compensation and equity compensation by raising salaries for named executive officers and approving the long-term incentive program that is included in our Amended and Restated Financial Performance Incentive Program (which has not yet been implemented). However, at that time, the compensation committee recognized that equity incentives continued to represent a large portion of the overall compensation package and the compensation committee had not yet taken any steps to restore value to that component of the compensation package. Therefore, the compensation committee and the board of directors reaffirmed their belief in equity compensation as an important component of the compensation packages and chose not to further increase cash compensation or exchange options for cash. In addition, our current equity incentive plan does not have enough shares available for issuance for additional grants to have a meaningful alignment or retention impact for our eligible executives, since our eligible executives currently hold a large number of our outstanding stock options.

Although the exact ratios cannot be determined at this time, to calculate the exchange ratios in the table below we have used inputs as of September 10, 2010 for both option valuation models. Based on a $3.71 stock price, the approximate exchange ratio for the Replacement Options would vary from [__]-to-1 to[__]-to 1 as follows.

Stock Option Type	Grant Year	Remaining Term	Eligbile Options Outstanding	Exercise Price	Exchange Ratio (Eligible to Replacement Options)
Time-Vested Stock Options				$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

Price-Vested Stock Options @ $16.75				$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

Price-Vested Stock Options @ $20.25				$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

Plan Benefits Relating to the Executive Option Exchange Program

Because participation in the Executive Option Exchange Program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the Executive Option Exchange Program is implemented, are not currently determinable, since we are not able to predict who or how many of our executive officers and employee directors will elect to participate, how many options will be surrendered for exchange or the number of Replacement Options that may be granted. The chart below provides the number of Eligible Options held by each named executive officer and the executive officers as a group.

	Options
Stephen B. Hughes Chairman and CEO	1,500,000
Robert S. Gluck[1] Vice Chairman and COO	0
Alan S. Gever Chief Financial Officer	600,000
John F. Konzelmann(2) Vice president, controller and principal accounting officer	[0	]
Executive officers as a group	[__	]
Non-executive officer employee directors	[__	]

1) Robert S. Gluck resigned from the Company, effective as of June 30, 2010. In connection with his resignation, Mr. Gluck agreed to forfeit all of his outstanding stock options.

2) John F. Konzelmann is retiring from the Company, effective as of December 31, 2010. As a result of his retirement, Mr. Konzelmann would not be eligible to participate in the Executive Option Exchange Program.

The following chart demonstrates the number of Eligible Options that were granted under each of our equity plans to our executive officers and employee directors as of December [__], 2010.

Equity Plan	Eligible Options
Stock Plan:	[__	]
Inducement Plan:	[__	]

Text of Amendment to the Stock Plan

In order to permit the Company to implement the Executive Option Exchange Program in compliance with the Stock Plan and applicable Nasdaq listing rules, the compensation committee recommended and approved and the board of directors approved an amendment to the Stock Plan, subject to approval of the amendment by the Company’s stockholders. The compensation committee and the board also approved a similar amendment to the Inducement Plan, permitting the cancellation of such Eligible Options in exchange for Replacement Options to be granted under the Stock Plan, subject to stockholder approval of the amendment to the Stock Plan. Stockholder approval was not required under the Inducement Plan. The Company is seeking stockholder approval to amend the Stock Plan to allow for the Executive Option Exchange Program for employees including executive officers. The amendment would add the following language to the end of the last sentence of Section 9(e) of the Stock Plan:

; provided, however, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Options issued under this Plan and stock options issued under the Amended and Restated Smart Balance, Inc. Inducement Award Plan held by executive officers and employee directors of the Company, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance to such executive officers and employee directors of the Company of fewer Options with a lower exercise price, provided that, such option exchange offer is commenced within twelve months of the date of shareholder approval.

Required Vote
Approval of the amendment to the Stock Plan reflected in this Item 2 requires the affirmative vote of holders of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote on the amendment to the Stock Plan. Abstentions will therefore have the same effect as a vote against the amendment to Stock Plan. Broker non-votes and the failure to vote will have no effect on the outcome of the vote, assuming the presence of a quorum of more than 50% of the outstanding shares of our common stock.

Plan Benefits
Awards are subject to discretion and therefore, it is not possible to determine the number of awards that will be granted to any executive officer or employee in the future under the Stock Plan. No new stock options or other awards were granted to the executive officers in 2009 and Mr. Gever was the only named executive officer to receive a grant of 150,000 stock options in 2010.

Recommendation
If the amendment to the Stock Plan is not approved by stockholders, the executive officers and employee directors will not be eligible to participate in the Executive Option Exchange Program. All Eligible Options held by executive officers and employee directors would then remain outstanding and in effect in accordance with their existing terms, regardless of whether the amendment to the Stock Plan in Item 1 is approved and an Employee Option Exchange Program takes place for other employees. We will continue to recognize compensation expense for these Eligible Options even though they may have little or no incentive value. In addition, as described herein in Items 1 and 2, our board of directors and our compensation committee believe that it is necessary to restore the incentive and retentive values to our executive officers and employee directors that were intended by the grants of these Eligible Options that are now significantly underwater. Therefore, if the Executive Option Exchange Program is not approved, the compensation committee and board of directors will consider the implementation of alternatives to better align our executive officers and employee directors interests with those of our stockholders as well as to restore these incentive and retention values that were intended by the grants to them of Eligible Options that are now significantly underwater. Our compensation committee and board of directors have reviewed the various alternatives and at this time, believes that it is in the best interests of the Company that the stockholders approve the amendment to the Stock Plan to permit the participation of our executive officers and employee directors in an Executive Option Exchange Program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR STOCK PLAN TO ALLOW THE EXECUTIVE OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS AND EMPLOYEE DIRECTORS.

EXECUTIVE COMPENSATION

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title

Stephen B. Hughes	56	Chairman of the board, chief executive officer and director
Robert S. Gluck[1]	60	Former chief operating officer, vice chairman and director
Alan S. Gever	56	Executive vice president and chief financial officer
John F. Konzelmann[2]	63	Vice president, controller and principal accounting officer
Norman Matar	57	Executive vice president, general counsel and corporate secretary
Peter Dray	56	Executive vice president of operations and product development
Terrence Schulke	56	Executive vice president and chief customer officer
Gregory Venner	53	Executive vice president and chief consumer officer

1) Robert S. Gluck resigned from the Company, effective as of June 30, 2010 and his term as a director of the Company expired at the Company’s annual meeting of stockholders held on May 12, 2010.

2) John F. Konzelmann will retire from the Company, effective as of December 31, 2010.

Stephen B. Hughes has been our chairman of the board, chief executive officer and a director since our inception in May 2005. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007.  From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land-o-Lakes and Marie’s.  From 2000 to 2002, he served as chairman of the board and chief executive officer of Frontier Natural Product, Inc., a privately held cooperative providing distribution services, organic ingredients and spices to the natural foods industry.  Mr. Hughes holds a Bachelor of Arts degree in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago.  He also serves as a director of B.F. Bolthouse LLC.

Robert S. Gluck had been a vice chairman and a member of our board of directors since November 2005. Robert S. Gluck resigned from the Company, effective as of June 30, 2010 and his term as a director of the Company expired at the Company’s annual meeting of stockholders held on May 12, 2010. He served as our chief financial officer from May 2007 until January 2008, and has served as our chief operating officer since January 2008.  From 2000 to 2004, Mr. Gluck served as the senior vice president and chief financial officer of Unilever United States, Inc.  Mr. Gluck has also provided consulting services to companies throughout the food industry through his consulting firm, Matthew Robert Associates, LLC, where he specialized in strategic planning, financial operations review, mergers and acquisitions, divestitures, competitive analysis and peer group benchmarking.  In February 2006, Mr. Gluck became the president of Kristian Regale, a private company engaged in the sparkling juice business.  Mr. Gluck has no active day-to-day management role with either Matthew Robert Associates, LLC or Kristian Regale.  Mr. Gluck holds a Bachelors degree in marketing from the New York Institute of Technology and an MBA in finance from St. John’s University. He is a member of Financial Executives Institute, the Association for Corporate Growth, the Food Marketing Institute, and the National Restaurant Association.

Alan S. Gever served as our vice president of financial planning and analysis until January 7, 2008, when he was appointed to be our executive vice president and chief financial officer.  Mr. Gever has a broad-based knowledge of the financial, accounting and administrative functions of a business.  While serving as our vice president of financial planning and analysis, Mr. Gever was responsible for leading many internal planning, financial operations, and investor relations efforts.  Mr. Gever served, from 1992 to 1999, as chief financial officer and general manager of the Nabisco Refrigerated Foods Group which sold consumer branded margarine and egg substitute products.  In 2000, Mr. Gever founded ShareMax.com, an internet-based provider of strategic sourcing services to the consumer packaged goods industry.  From 2001 to 2003 Mr. Gever served as chief financial officer of the Ultimate Juice Company which was, at the time, the nation’s largest fresh juice manufacturer with juice brands such as Naked Juice, Orchid Island, and Ziegler’s along with Saratoga Spring bottled water.  From 2003 to May 2007, Mr. Gever was a principal of Northpointe Consulting Group LLC providing management consulting services to startup and small-cap companies primarily in the food and beverage industry.  Mr. Gever received his bachelor’s degree in business management from Seton Hall University in New Jersey.

John F. Konzelmann has been our vice president, controller and principal accounting officer since June 2007.  From June 2005 to June 2007, Mr. Konzelmann served as vice president, controller and chief accounting officer at Alpharma Inc., a $0.7 billion specialty pharmaceutical company with operating activities in more than 60 countries.  During his tenure there, he led the financial and accounting teams in the sale of Alpharma’s global generics business to Actavis Group for $810 million in December 2005 as well as the sale of the related generics distribution business for $40 million in March 2006.  Before joining Alpharma, Mr. Konzelmann was the assistant corporate controller for Bestfoods and Unilever US.  Mr. Konzelmann received his B.S. and M.B.A. from Fairleigh Dickinson University.  He is a certified public accountant.

Norman Matar has been our Executive Vice President, General Counsel and Corporate Secretary since January 2008. Mr. Matar comes to Smart Balance with 30 years of private practice, the last 20 with Davis & Kuelthau, S.C., where he has been on the board for 12 years. Mr. Matar has extensive experience handling all aspects of corporate legal work with both public and private firms including significant mergers and acquisitions experience. He was the lead attorney in the acquisition of GFA Brands, Inc. by the Company in May 2007. He played a key role in the development of Miller Park in Milwaukee. Mr. Matar attended Marquette University where he received his bachelor’s and doctor of jurisprudence degrees.

Peter Dray has been the company's executive vice president of operations and product development since May 2007. Mr. Dray is a 19-year veteran of GFA Brands, has more than 30 years of food manufacturing, sales and marketing experience and 25 years as a senior operations executive. Dray has played a central role in building both the Weight Watchers® and Smart Balance® brands. He developed, perfected, and now manages the outsourced manufacturing model that is the cornerstone of the Smart Balance virtual business.  Mr. Dray is a graduate of New York University, where he earned his bachelor's degree in food & nutrition. He also received his AAS in food management from the State University of New York at Delhi.

Terrence Schulke has been our executive vice president and chief customer officer since June 2007. Mr. Schulke joined Smart Balance from Schick-Wilkinson Sword, where he most recently served as vice president North America. During Mr. Schulke's five- year tenure there, Schick-Wilkinson Sword outpaced competition in share and profit growth in the highly innovative and hotly contested blades and razor category and posted a 9 percent annual revenue and 22 percent operating income gains. His extensive food industry experience was developed as senior vice president of U.S. Sales at Tropicana Products, a division of PEPSICO. Mr. Schulke is a graduate of State University of New York, College at Buffalo, where he earned his bachelor's degree in communications.

Gregory Venner has been our executive vice president and chief consumer officer since June 2007. He is responsible for consumer marketing, advertising, public relations, promotion, and market research for all Smart Balance's current brands and new products. Venner's extensive background in the food industry comes from his various management positions at Tropicana Products, Con Agra's Healthy Choice®, Lance and Nestle. He joined Smart Balance from Mead Johnson Nutritionals, a division of Bristol-Myers Squibb, where he most recently served as senior vice president and general manager, North America. During his six-year tenure there, he helped reverse the company's decline through innovative initiatives in the infant formula category. Specifically, he was responsible for the growth of Enfamil's revenue, profitability and market share from 34 to 44 percent. His efforts helped establish a category leadership position for Mead Johnson Nutritionals that they have held for the past four years that is an impressive 14 share points ahead of their competitors.  Mr. Venner graduated from Lehigh University, Bethlehem, P.A., where he earned a master's of business administration. Mr. Venner is also a graduate of Rider College in Lawrenceville, N.J., where he received a bachelor's degree in marketing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

This discussion addresses compensation with respect to 2009 for Stephen B. Hughes, our chairman and chief executive officer, Robert S. Gluck, our former vice chairman and chief operating officer, Alan S. Gever, our executive vice president and chief financial officer, and John F. Konzelmann, our vice president, controller and principal accounting officer.  We refer to these individuals as our “named executive officers.”

In accordance with Rule 3b-7 of the Securities Exchange Act of 1934, we have determined that we only had four executive officers for 2009.  All policy decisions for the Company were made by these four executive officers.  Our business operates as a “virtual business,” with a relatively small number of employees (73 as of December 31, 2009).  We outsource our manufacturing, distribution and certain selling activities to third parties.  Our four executive officers made up approximately 5.5% of our total employees.

The Company operates in the relatively new, challenging and dynamic healthy lifestyle sector of the packaged food industry where innovation, product development and execution are the keys to success.  In such an environment, our ability to succeed depends upon our ability to attract, retain and motivate outstanding leaders and team members to help develop and execute our business strategy.

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in this extremely competitive healthy lifestyle sector of the packaged food industry.  We compensate our executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement in order to align the interest of management with stockholders.  Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common in the marketplace.  In addition to the above overriding principles, our compensation committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;

•
compensation programs should be flexible so that there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful; and

•
compensation programs are designed to emphasize pay for performance for all employees, not just executive officers, although as the level of responsibility for an employee increases, a larger percentage of the employee’s total compensation becomes variable with a larger opportunity for greater reward.

In this regard, the Company’s philosophy is that senior management has a stronger and more direct impact on the Company achieving its strategic and business goals and therefore a larger percentage of their compensation should be performance based.  Nonetheless, the Company believes all employees, especially ones employing the unique business model of the Company, contribute to the success of the organization and it is therefore advisable to incentivize all employees with some performance-based compensation.

For all compensation decisions, the compensation committee considers all aspects of an employee’s compensation.  In making its decisions, the compensation committee does not consider any aspect of its compensation program in isolation.  Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation such as stock options.  The compensation committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives.

Effective as of June 30, 2010, Mr. Gluck resigned as vice chairman and chief operating officer of the Company. For a description of his Separation Agreement and General Release, please refer to the section entitled “Mr. Gluck’s Separation Agreement and General Release.”

Effective as of December 31, 2010, Mr. Konzelmann is retiring from the Company. For a description of the terms of his retirement, please refer to the section entitled, “Mr. Konzelmann’s Retirement.”

Oversight of Compensation

The compensation committee is responsible for analyzing and determining the material terms of all executive compensation arrangements, compensation and benefit packages.  The compensation committee also has the authority to determine and award stock options and other performance based compensation subject to section 162(m) of the Code.  As such, the compensation committee determines the compensation, including performance-based compensation, of the named executive officers.  With respect to officers other than the chief executive officer and, if applicable, chief operating officer, the compensation committee will consider the input of the chief executive officer and, if applicable, the chief operating officer.

The compensation committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs.  During 2009, the compensation committee met 11 times, and, among other things, reviewed the Company’s compensation philosophy and objectives to determine whether they continued to be in the best interests of the Company and its stockholders and whether any changes or revisions, either to the overall philosophy and objectives or specific parts of the compensation package, were warranted.

 In early 2009, the compensation committee observed that, despite the strong performance of the Company’s named executive officers, other senior management and employees as a whole, the Company’s stock price was, at the time, $2-$4 below the average strike price of the Company’s outstanding employee stock options. The compensation committee expressed concern that, under these circumstances, the Company’s stock options, one of the key elements of its incentive based compensation program, would not serve to retain and motive the Company’s management.  The compensation committee further observed that all of the named executive officers’ stock options had exercise prices greater than the market price of the Company’s common stock despite the Company having a relatively good year in relation to other companies in a difficult economy.  In that connection, the compensation committee noted that despite the worst economic downturn in decades, in 2008, the Company had (1) increased its market share in the spreads category each quarter; (2) launched a robust line of new products; (3) increased average items per store from approximately fourteen to twenty; and (4) grown revenues on an operating basis by 26% for the full year and 31% in the second half of 2008.

Thus, the compensation committee engaged Frederic W. Cook & Co., Inc. in 2009 for assistance in determining whether it was advisable to develop an alternative compensation program for its named executive officers and senior management team to help bridge the current shortfalls in the Company’s stock option program. As part of this review, which continued into early 2010, the compensation committee decided to rebalance and reallocate the weighting of compensation packages for senior executives between cash incentives and equity compensation.  In that connection, the compensation committee (1) approved base salary increases for senior executives; and (2) recommended for board approval the long-term incentive program that is included in the Amended and Restated Smart Balance, Inc. Financial Performance Incentive Program that was approved by our stockholders at the 2010 Annual Meeting. As of December __, 2010, the long-term incentive program has not been implemented and no awards have been made thereunder.

The compensation committee also reviewed the compensation philosophy to determine whether any portion of the compensation program was encouraging executives to take unnecessary and excessive risks and determined that the various elements of the compensation package did not encourage executives to take unnecessary or excessive risks.

The specifics of the compensation committee’s decisions for 2009 are discussed below in each section of this Compensation Discussion and Analysis.

In addition, the compensation committee reviewed and amended its charter in March 2010, among other things, to ensure compliance with Section 162(m) of the Code and to provide that the compensation committee shall review the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives.

As noted herein, in accordance with its ongoing review of the stock option program, the compensation committee engaged Pearl Meyer & Partners to assist with the review of a proposed option exchange. In accordance with such review, in December 2010, the compensation committee recommended, and the board of directors authorized subject to stockholder approval, the Employee Option Exchange Program and the Executive Option Exchange Program, described herein and presented for stockholder approval as Items 1 and 2.

Compensation Consultant

The compensation committee relies upon outside advisors to assist in program design and develop program elements.  In that connection, as noted above, the compensation committee engaged Frederic W. Cook & Co., Inc. in 2009 to act as its independent compensation consultant.   In 2009, Frederic W. Cook & Co. assisted the compensation committee in connection with its review of executive compensation.  Frederic W. Cook & Co reports exclusively to the compensation committee, which sets its fees.   In 2009, we paid Frederic W. Cook & Co. approximately $32,000. Frederic W. Cook & Co. provides no other services to the Company or to management of the Company.

In 2010, the compensation committee engaged Pearl Meyer & Partners to assist with the review and proposed implementation of the Employee Option Exchange Program and Executive Option Exchange Program, as presented for stockholder approval in Items 1 and 2.

Competitive Considerations

Unlike most of our competitors, the Company operates as a “virtual business” model where it outsources activities such as manufacturing.  This business model places a premium on attracting and retaining outstanding talent while keeping total headcount at a minimum.  The Company recruits talent that is capable of delivering the superior business results contained in the Company’s strategic plan in this unique environment.  This unique business model, especially for a packaged food company, places more responsibility on the Company’s senior management team than their counterparts in more traditional business environments.  Given the unique aspects of this business model, the compensation committee does not attempt to maintain specific target percentile for the compensation levels of its senior management team and does not benchmark with other companies.  In making compensation decisions, the compensation committee reviews information from a number of different sources including our performance relevant to broad public indexes such as Dow Jones Industrial Average, NASDAQ Composite and the Russell 2000 index.

Cash Compensation Structure

Cash compensation consists of a base salary and an annual incentive bonus, which is only payable if threshold targets are met.  Executives’ cash compensation, consisting of base salary and an annual incentive bonus, is determined based upon pre-established tiers. Each tier provides for a fixed base salary and an annual incentive bonus measured as a percentage of base salary.  The Company currently has eight tiers with the more senior employees having a greater percentage of their total cash compensation attributable to the annual incentive bonus since the Company believes that more senior executives have a greater ability to impact achievement of strategic and financial goals.  Cash compensation will not deviate from the pre-established tiers except in unique situations, such as new hire situations in order to be market competitive for a uniquely qualified individual or in the case of base salary increases or incentive bonuses to reward extraordinary performance.

Cash compensation levels are intended to be market competitive given the uniqueness of the Company’s business model.  We believe this approach is reasonable given the experience and skill level of the executives necessary to thrive in this environment and the absence of other benefits such as a pension plan.  In addition, in accordance with the recommendation of Frederic W. Cook & Co., the committee has decided to better balance cash and equity compensation.  As noted above, the compensation committee has reviewed the specifics of its total cash compensation program for all senior management personnel for 2010.

Cash compensation is one element of our compensation program and a significant portion of our executive officers’ compensation is tied to equity of the Company. This will continue to be the case even if the Option Exchange Program presented for stockholder approval in Item 2 is approved by our stockholders, implemented by our compensation committee, and our executive officers elect to exchange their eligible options under the program.

Base Salary

Base salary is determined for each individual that reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance.  It is the compensation committee’s intention to review base salaries annually for all executive officers and senior management and compensation decisions will be based on the executive’s performance in the preceding calendar year. The timing of the annual reviews generally coincides with the Company’s practice of commencing salary adjustments on July 1 of each year for all other employees.

As of the beginning of 2009, the annual base salary of Mr. Hughes, Mr. Gluck, Mr. Gever and Mr. Konzelmann was respectively, $500,000, $400,000, $275,000 and $212,500, continuing the base salary in effect for each named executive officer at the end of 2008.

In connection with its annual performance reviews and base salary adjustments, if any, the compensation committee generally bases its determination on a number of factors, including:

•	the nature and responsibility of the position;

•	the experience of the individual executive;

•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;

•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;

•	leadership skills;

•	the recommendation of the chief executive officer and chief operating officer (except in the case of their own compensation); and

•	in the case of the chief executive officer, the input of the nominating and governance committee with respect to the chief executive officer’s performance in the area of corporate governance.

As noted above, the compensation committee engaged Frederic W. Cook & Co., Inc. to assist the compensation committee in analyzing the cash compensation levels of its senior executives and officers for the 2009 annual reviews. In connection with these reviews, the compensation committee approved a base salary increase for each named executive officer in August 2009 effective as of July 1, 2009, the first base salary increases for the named executive officers (other than an increase for the chief financial officer in connection with his promotion to that position) since they became employed by the Company. The annual base salary for each named executive officer was as follows for the remainder of 2009: $540,000 for Mr. Hughes, $432,000 for Mr. Gluck, $297,000 for Mr. Gever, and $219,940 for Mr. Konzelmann. These increases were made in accordance with the compensation committee’s practice of reviewing base salaries for all employees at that time and were consistent with the recommendation of Frederic W. Cook & Co. At the time of these increases, the compensation committee recognized that such increases were part of an ongoing review of senior executive compensation generally and that a full review of the appropriateness of base salaries for the senior executives would take place at a later date.

 On March 10, 2010, as part of its ongoing review of compensation levels, the compensation committee approved further base salary increases for Mr. Hughes, Mr. Gluck, and Mr. Gever. The annual base salary for these named executive officers is now as follows: $700,000 for Mr. Hughes, $560,000 for Mr. Gluck, and $375,000 for Mr. Gever. These increases were effective retroactively to January 1, 2010. These increases were made consistent with the recommendations of Frederic W. Cook & Co. In determining to approve these salary increases, the compensation committee considered that (1) the Company had positive earnings per share in 2009; (2) the Company had successfully launched new products in existing and new product categories; (3) the compensation committee’s view that lack of share price appreciation was due to adverse external factors driving down valuation multiples rather than lower-than-expected financial results; and (4) there was a risk of loss of key senior management members in light of alternative employment opportunities available to them.  The amount of base salary increase awarded to each executive was determined by the compensation committee based on the executive’s position, the expected importance of the executive’s contribution to the Company, and the length of the executive’s involvement with the Company.  Base salaries for senior executives (other than Mr. Konzelmann) were not reviewed again when the annual review for the remaining employees occurred in May-July, 2010. Mr. Konzelmann’s base salary was increased to $224,238.

Annual Non-Equity Incentive Bonus

The objectives of the Company’s non-equity incentive bonus program are to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding annual performance goals.

In March 2009, the compensation committee adopted the revised Company Financial Incentive Program and the 2009 Bonus Plan. We refer to the revised Company Financial Incentive Program prior to its amendment and restatement as the “Prior Program.” The board of directors approved the 2009 Bonus Plan on March 17, 2009. Under the 2009 Bonus Plan, bonuses were determined on a quarterly, rather than annual, basis and were generally paid after each quarter’s earnings were determined.  For 2009, the board selected product units sold and EBITDA as the two key metrics to be used for determining executive bonus levels.  The board selected product units sold as opposed to net revenue because of the volatility of commodity prices experienced in 2008 and the determination that product units sold, by measuring volume, better reflected true growth. Product units sold was determined based on the number of cases sold for each product. The board selected EBITDA as a metric based on its view that our growth in volume should not be without growth in profit. We were of the belief that in the existing economy, more focus had been placed on profitability and we revised our weighting to better reflect our new view. EBITDA was calculated by taking the sum of net income of the Company and its subsidiaries plus interest charges, taxes, depreciation and amortization all established in accordance with the Company’s senior secured debt financing loan documentation.  Incentivizing executives to maximize top line revenues and cash flow was consistent with the Company’s philosophy of rewarding results which are most likely to lead to increased stockholder value.  All employees were measured against these two key metrics.

All employees were eligible to participate in the bonus program with target bonus percentages ranging from 10% - 100% of base salary.  Lower bonus percentages applied to employees who had a limited ability to impact operating results while higher percentages were assigned to more senior executives who had a bigger impact on the Company’s ability to increase net revenues and cash flows.  Participants who were not employed for the full year were eligible for a prorated bonus.  In order to receive a bonus, a participant must have been employed with the Company on the date the bonus was paid, unless otherwise determined by the compensation committee.

Bonuses were determined on a calendar quarter and calendar year basis and were based upon product units sold (50% of bonus pool) and EBITDA (50% of bonus pool) thresholds, targets and maximums established by the compensation committee.  The bonus opportunities for obtaining the threshold, target or maximum levels are shown for our named executive officers in the “Grant of Plan-Based Awards in 2009” table located elsewhere in this proxy statement.  The amount of the actual bonus earned by a named executive officer, if any, was determined by the compensation committee.  In 2009, the range of bonus percentage earned between threshold and target started at 0% (for meeting threshold) with straight-line interpolation up to 100% if the target was reached.  No bonuses were to be paid unless the threshold was achieved, with the threshold amounts set at approximately 85% of the target.  Thresholds will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as in a deflationary economy. If target numbers were achieved, as determined by the compensation committee, 100% of the target bonus was earned.  In future periods, the Company may increase the starting percentage for reaching the threshold.  Employees also were eligible to receive up to 200% of a targeted bonus in the event the Company exceeded the target product units sold or EBITDA established by the board of directors with straight-line interpolation of results between target and the maximum.

For all executives, any bonus amount over the target percentage of base salary was not to be paid until the following year and then it would only be paid if the Company met or exceeded one or both the product units sold (for 50%) and EBITDA (for 50%) results for that year.  In the event the Company failed to meet or exceed prior-year results in both areas, the excess bonus would not have been paid.  This “clawback provision” is consistent with the Company’s philosophy of only rewarding sustainable growth.  No bonus would be paid or accrued if it would cause an event of default under the Company’s credit facility.

The following table illustrates the percentage of base salary that would have been earned (without regard to the clawback provision described above that would require the Company to meet or exceed the performance measure in the following year for the executive to earn amounts over the target percentage of base salary) as a bonus upon achieving the corresponding performance measure in 2009 for each of our named executive officers.

Possible 2009 Cash Incentive Bonus as a Percentage of Annual Base Salary

	Threshold*	Target	Maximum**

Stephen B. Hughes	0%	100%	200%

Robert S. Gluck	0%	80%	160%

Alan S. Gever	0%	50%	100%

John F. Konzelmann	0%	35%	70%
*Bonuses are not awarded until the threshold level is met or exceeded.  Assuming the threshold is met or exceeded but target is not achieved, then the executive would be awarded a percentage of the targeted bonus by using straight-line interpolation between threshold and target.  For 2009, the threshold and target for EBITDA were the same.

** Assuming the target is exceeded, then the executive would be awarded the target bonus plus a percentage of the target bonus by using straight-line interpolation between target and maximum.  However, any award over the target bonus would be subject to the clawback provision described above.

 In 2009, we established threshold, target and maximum product units sold in terms of case shipments of 10.5 million, 11.5 million, and 12.5 million, respectively, and a threshold, target and maximum EBITDA of $31 million, $31 million and $33 million, respectively.  Quarterly targets were also established. Because such targets were met for each of the first two quarters, bonuses were paid promptly after the end of each quarter. However, for the third quarter, the compensation committee deferred payments in order to ascertain the likelihood of the annual goal being met. These bonuses were then approved and paid in December 2009. The annual target for 2009 was met.

Although performance exceeded the first three quarterly targets, the annual target was not exceeded and the compensation committee determined that no awards above target would be paid for 2009. Thus, the total annual bonus paid to each named executive officer for 2009 is as follows: $540,000 for Hughes, $345,600 for Mr. Gluck, $148,500 for Mr. Gever, and $71,978 for Mr. Konzelmann.

 In addition, in August 2009, the compensation committee approved a special one-time bonus payment of $65,000 to Mr. Gever and $35,000 to Mr. Konzelmann in recognition of each of their contributions to the Company in implementing an enterprise resource planning system that will result in significant cost savings for the Company over time.

In March 2010, the compensation committee adopted the 2010 Bonus Program under the Prior Program which provides for a semi-annual bonus for the period of January 1 – June 30. Threshold and Target amounts under the 2010 Bonus Program were set at the same percentage of base salary for each named executive officer, and divided by two to reflect the half-year performance period. The board of directors approved the 2010 Bonus Program on March 22, 2010. For 2010, the compensation committee selected net revenue and cash operating income. Net revenue was selected because the nature of the business has changed as the Company has grown. The Company has entered into new products (particularly, milk) and case shipments could vary from product to product. Therefore, the compensation committee believes that a product units sold measure may no longer be reflective of true growth. In recognizing net revenue as the appropriate measure, the committee also noted that commodity prices had stabilized. In addition, cash operating income was selected to be consistent with external reporting.

In March 2010, the compensation committee and the board of directors approved an Amended and Restated Company Financial Performance Incentive Program (the “Program”) which was approved by our stockholders at the 2010 Annual Meeting. The first performance period under the Program is the period from July 1 – December 31. In addition, participants will be eligible for a supplemental bonus if performance results for the year are above target goals under the Program established by the compensation committee on March 29, 2010.

Equity Incentives

Overview

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders.  We maintain our Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Stock Plan”) in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors. At our special meeting on January 21, 2010, the stockholders of the Company approved the Stock Plan, which had been revised to include provisions designed to make the awards of stock options and performance-based restricted stock granted in the future under the plan constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

No restricted stock or restricted stock units have been awarded because the Company believes that stock options are more consistent with the Company’s incentive based philosophy and aligns executives’ interests more closely with the interests of stockholders. Our executives do not realize any value on their stock options (as opposed to restricted stock) unless the value of the Company increases.  The Company may decide to award restricted stock or restricted stock units in the future.  Although executives realize value from restricted stock and restricted stock units regardless of whether the value of the Company increases, awards of restricted stock and restricted stock units can benefit our stockholders because they generally involve fewer shares and therefore are less dilutive than stock options.

No new grants of stock options were awarded to the named executive officers in 2009. At our special meeting on January 21, 2010, the stockholders of the Company approved the stock option awards that were previously granted to our named executive officers (as well as four other officers). In 2009, it came to our attention that our Amended and Restated Smart Balance, Inc. Stock and Awards Plan (previously, our “Stock Plan”) and our Amended and Restated Smart Balance, Inc. Inducement Award Plan were not in compliance with the requirements of the Code necessary for awards under the Plans to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, as we intended. Because the stock options previously granted to the named executive officers (as well as four other officers) under these Plans did not qualify for the intended treatment under Section 162(m) of the Code, the compensation committee determined that such stock options were not presently exercisable and were submitted for stockholder approval.  These stock options for the named executive officers were as follows, as at December 31, 2009:

Name	Grant Date	Exercise Price	Number of Securities Underlying Time- Based Options	Number of Securities Underlying Time- Based Options Vested As of December 31, 2009(1)	Number of Securities Underlying Performance-Based Options (2)
Stephen B. Hughes	5/21/07	$9.85	750,000	375,000	750,000
Robert S. Gluck(3)	6/5/08	$8.54	250,000	62,500	250,000
	5/21/07	$9.85	750,000	375,000	750,000
Alan S. Gever	1/7/08	$9.58	175,000	43,750	175,000
	6/4/07	$10.07	125,000	62,500	125,000
John F. Konzelmann(4)	6/11/07	$10.00	125,000	62,500	125,000

(1)           These options are subject to time vesting in equal installments over a four year period on the anniversary of the date of grant.

(2)           50% of these options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.

(3)           In accordance with Mr. Gluck’s resignation, he agreed to forfeit all of his outstanding stock options.

(4)           In accordance with Mr. Konzelmann’s retirement, Mr. Konzelmann will retain his stock options and the options will continue to vest generally through the first quarter of 2012.

 As these options were approved by stockholders at our January 21, 2010 meeting, these options are exercisable to the extent vested and continue to vest in accordance with their terms. All of these stock options (other than for Mr. Gluck and Mr. Konzelmann) would be eligible for the Executive Option Exchange Program described in Item 2, if approved by our stockholders.

 Mr. Gever was the only named executive officer to receive a grant of 150,000 stock options in 2010.

Change-in-Control Payments

Change-in-Control Agreements

Each of our named executive officers has a change-in-control agreement.  The Company believes these change-in-control arrangements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change in control agreements are reviewed annually.

Our change-in-control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested stock options described below) are made upon a change-in-control unless the executive’s employment is terminated involuntarily (other than for cause) or a voluntary termination for “good reason” within 24 months following a change-in-control. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

In March 2010, our compensation committee approved certain changes to bring them into compliance with Sections 162(m) and 409A of the Code.

Please refer to the section entitled “Potential Payments Upon a Change-In-Control or Termination Following a Change-In-Control” for a complete description of the change-in-control agreements.

Change-in-Control Provisions in Stock Option Award Agreements

In accordance with our standard form of stock option award agreement, all outstanding stock options would immediately vest upon a change-in-control (with or without the employee being terminated) for each of our named executive officers and all other employees receiving stock options.  The compensation committee believes that arrangement was necessary to attract and retain our high level employees as other companies typically offer such an arrangement as a standard practice and in order to be competitive, we also needed to offer this arrangement.

Retirement: 401(k) and Profit-Sharing Plan

To provide executives with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan.  Pursuant to the plan, the Company matches dollar for dollar employee contributions up to a maximum of 5% of cash compensation.  The predecessor company (GFA) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees.  In 2009, three of our named executive officers participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows named executive officers to defer compensation to a later date that otherwise would be paid when earned.  The deferred compensation plan became effective as of January 1, 2008.  The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation (if any).  Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans.  In 2009, one of our named executive officers participated in the deferred compensation plan.

Stock Ownership and Holding Policy

The Company does not currently have a stock ownership and holding policy for its executive officers, principally because our stock option plan is relatively new and option holders have not yet exercised vested options.  As the stock option program matures, the compensation committee will monitor the situation and determine if a stock ownership and holding policy is justified to further strengthen the alignment of named executive officer and stockholder interests.

Policy Regarding Recoupment of Compensation

In 2008, the compensation committee revised its Stock Plan to require an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination.  In addition, the compensation committee authorized a revision to its standard change of control agreements to require a forfeiture of any change of control benefit other than accrued compensation (as defined in the change of control agreement) through the date of termination in the event a change of control recipient was terminated for cause.  The compensation committee made these revisions because they determined that it would be inappropriate to reward employees who engage in inappropriate behavior.  The compensation committee has discussed expanding these forfeitures to include recovery of profits realized from the sales of securities and recovery of other forms of incentive compensation in situations where the Company is required to restate its financial statements.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation paid to senior executives over $1,000,000 in any fiscal year.  However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The compensation committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m) of the Code.  In connection with such review, it recently came to our attention that our Stock Plan and Inducement Plan were not in compliance with Section 162(m).  Therefore, the outstanding stock options to eight of our employees, including our named executive officers, were deemed unexercisable pending stockholder approval (which has since been obtained).  Additionally, we have adopted our Second Amended and Restated Stock Plan which was approved by our stockholders on January 21, 2010, which was designed to make awards granted thereunder in the future constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

In addition, the board of directors approved the Amended and Restated Financial Performance Incentive Program which has been amended to make the awards granted thereunder constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, which was approved by our stockholders on May 12, 2010.

Although the compensation committee has not authorized any compensation award to any named executive officer which would result in non-deductible compensation expenses and even though the compensation committee has taken affirmative steps to avoid this result, the compensation committee has not adopted any formal policy precluding it from approving compensation for named executive officers which would not be fully deductible under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

Robert F. McCarthy
Gerald J. Laber
James B. Leighton

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table for 2007, 2008 and 2009

The following table summarizes the compensation of our chief executive officer, our chief financial officer, our chief operating officer (who served as our chief financial officer from May 2007 until January 2008) and our principal accounting officer for the years ended December 31, 2007, 2008 and 2009. We refer to these individuals as our “named executive officers.”

None of our executive officers or directors received any compensation for services rendered prior to our initial business combination on May 21, 2007 although they were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf that occurred prior to our initial business combination.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)		Total ($)
Stephen B. Hughes
Chairman and CEO	2009	$520,000		—	—	—	$540,000	—	—		$1,060,000
	2008	$500,000		—	—	—	—	—	—		$500,000
	2007	$397,477	(3)	—	—	$7,504,228	—	—	$8,034,762	(4)	$15,936,467

Robert S. Gluck
Vice chairman and COO until June 30, 2010 (CFO until January 2008)	2009	$416,000		—	—	—	$345,600	—	$12,250	(5)	$773,850
	2008	$400,000		—	—	$2,114,336	—	—	$11,500	(5)	$2,525,836
	2007	$299,999	(3)	—	—	$7,504,228	—	—	$1,848,063	(4)	$9,652,290

Alan S. Gever
Chief financial officer	2009	$286,000		$65,000	—	—	$148,500	—	$3,056	(5)	$502,556
	2008	$275,000	(6)	—	—	$1,680,769	—	—	$3,708	(5)	$1,959,477

John F. Konzelmann
Vice president, controller and principal accounting officer	2009	$216,220		$35,000	—	—	$71,978	$49,000	$11,213	(5)	$383,411
	2008	$206,250		—	—	—	—	—	$9,479	(5)	$215,729
	2007	$112,450	(7)	—	—	$1,269,688	—	—	—		$1,382,138

(1)            The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise.

(2)            In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan.  In 2008 and 2009, Mr. Konzelmann was the only named executive officer who participated in our deferred compensation plan.  In 2008, the earnings on Mr. Konzelmann’s deferred compensation resulted in a loss.  In accordance with SEC rules, the loss has been omitted from the Summary Compensation Table above.  For additional details on our deferred compensation plan, please refer to the table below entitled “Non-Qualified Deferred Compensation.”

(3)           Our secured debt agreement required the total cash compensation of Stephen B. Hughes and Robert S. Gluck during 2007 to be limited to $400,000 and $300,000, respectively.

(4)            Amounts included for Messrs. Hughes and Gluck in 2007 include the fair market value of founders’ stock released from escrow on October 11, 2007.  Such founders’ stock, when purchased in June 2005, was freely transferable and not subject to a substantial risk of forfeiture.  In December 2005, all of the common stock purchased by our executives and directors from us in June 2005 at a price of approximately $0.008 per share, was placed in escrow, as required by our IPO underwriters, with Continental Stock Transfer & Trust Company, as escrow agent.  The founders’ stock was only to be released from escrow on December 16, 2008 in the event that we were able to complete an initial business combination, but one-half of the escrowed shares could be released earlier, after our initial business combination, if our stock closed at $11.50 or above for a specified period of time.

(5)           Amounts consist solely of the Company’s matching 401(k) contribution.

(6)           Mr. Gever became our Chief Financial Officer on January 7, 2008.

(7)           For services performed from June 11, 2007, Mr. Konzelmann’s date of hire.

Grants of Plan-Based Awards in 2009

The Company’s non-equity incentive bonus program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success against meeting or exceeding product units sold and EBITDA goals.  We also maintain the Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives, employees, consultants and advisors.  Approximately 57% of all outstanding stock option awards are subject to time vesting. The remaining 43% of stock options are subject to performance vesting, which is tied to the achievement of stock price hurdles of the Company’s stock.

For more information about our non-equity incentive plan and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The table below displays the grants of plan based awards made to our named executive officers in 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Stephen B. Hughes		$0	$540,000	$1,080,000	—	—	—	—
Chairman and CEO
Robert S. Gluck		$0	$345,600	$691,200	—	—	—	—
Vice chairman and COO until June 30, 2010 (CFO until January 2008)
Alan S. Gever		$0	$148,500	$297,000	—	—	—	—
Chief financial officer
John F. Konzelmann		$0	$76,979	$153,958	—	—	—	—
Vice president, controller and principal accounting officer

(1)	Represents threshold, target and maximum possible payouts for 2009 under the Company’s financial performance incentive program.

Outstanding Equity Awards at 2009 Year-End

The following table sets forth the outstanding equity awards held by our named executive officers at December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Stephen B. Hughes
Chairman and CEO	375,000	375,000	(1)	750,000	(2)	$9.85	5/21/17

Robert S. Gluck(7)
Vice chairman and COO until June 30, 2010	62,500	187,500	(3)	250,000	(2)	$8.54	6/5/18
(CFO until January 2008)	375,000	375,000	(1)	750,000	(2)	$9.85	5/21/17

Alan S. Gever
Chief financial officer	43,750	131,250	(4)	175,000	(2)	$9.58	1/7/18
	62,500	62,500	(5)	125,000	(2)	$10.07	6/4/17

John F. Konzelmann(8)
Vice president, controller and principal accounting officer	62,500	62,500	(6)	125,000	(2)	$10.00	6/11/17

(1)	The options are subject to time vesting in equal installments over the remaining two-year period on each of May 21, 2010 and 2011.

(2)
50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days.  The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.

(3)	The options are subject to time vesting in equal installments over the remaining three-year period on each of June 5, 2010, 2011 and 2012.

(4)	The options are subject to time vesting in equal installments over the remaining three-year period on each of January 7, 2010, 2011 and 2012.

(5)	The options are subject to time vesting in equal installments over the remaining two-year period on each of June 4, 2010 and 2011.

(6)	The options are subject to time vesting in equal installments over the remaining two-year period on each of June 11, 2010 and 2011.

(7)	In accordance with Mr. Gluck’s resignation, he agreed to forfeit all of his outstanding stock options.

(8)	In accordance with Mr. Konzelmann’s retirement, Mr. Konzelmann will retain his stock options and the options will continue to vest generally through the first quarter of 2012.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax deferred savings and retirement plan managed by a third party investment bank who provides the participant with various investment options in the market.  The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.  Distributions from the plan may be made to the employee upon termination from service, for hardship, retirement, death and for limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our named executive officers at December 31, 2009.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes	—
Chairman and CEO			—	—	—	—
Robert S. Gluck
Vice chairman and COO	—		—	—	—	—
(CFO until January 2008)
Alan S. Gever Chief financial officer	—		—	—	—	—
John F. Konzelmann
Vice president, controller and principal accounting officer	$136,831	(1)	—	$49,000	—	$255,383

(1)           The executive’s contributions are included in the executive’s 2009 base salary in the Summary Compensation Table.

Potential Payments Upon a Change-In-Control or Termination Following a Change-In-Control

Payments Upon a Change-In-Control

The Company’s standard form of stock option award agreement provides that all unvested stock options will immediately vest upon a change-in-control (as defined in the stock option award agreement).  As of December 31, 2009, the exercise price of each of our named executive officers’ stock options exceeded the market value of our common stock.  Therefore, our named executive officers would not have realized any value upon the immediate vesting of their stock options assuming a change of control occurred on December 31, 2009.  In addition, pursuant to the Prior Program, each of the named executive officers would receive a “Bonus Amount” upon a change-in-control.  Bonus Amount is defined as the greater of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs.  Assuming a change-in-control occurred on December 31, 2009, each of the named executive officers would have received their target bonus as a percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2009 Cash Incentive Bonus as a Percentage of Annual Base Salary.”

Payments Upon Termination After a Change-In-Control Occurs

We have entered into change of control agreement with each of Messrs. Hughes, Gluck, Gever and Konzelmann.  The agreements were revised in August 2008 and again effective April 1, 2010 to more align the agreements with the interests or stockholders.  The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term.  The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination.  If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a specified percentage of base salary, and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months.  In 2009, the percentage of base salary specified in each executive’s change of control agreement is the same as the percentage of the executive’s base salary as set forth in the table as the executive’s target bonus included in the Compensation Discussion and Analysis section entitled “Possible 2009 Cash Incentive Bonus as a Percentage of Annual Base Salary.”  For example, Mr. Hughes’s target bonus for 2009 was 100% of base salary.  The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination, (ii) a sum equal to, in the case of Messrs. Hughes and Gluck, two times the sum of base salary plus a Bonus Amount (as defined below), in the case of Mr. Gever, 1.5 times the sum of base salary plus a Bonus Amount, and for Mr. Konzelmann, one year of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months.  Bonus Amount is defined as the greater of (i) a specified percentage of the executive’s base salary as set forth in the change of control agreement, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum.  COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000.

The definition of “cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere , or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

The definition of “good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition, and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i)           any material diminution of the executive’s authority, duties or responsibilities;

(ii)          any material diminution in the authority, duties, or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than reporting to the board of directors;

(iii)         a material diminution of the executive’s base compensation;

(iv)         a material diminution in the budget over which the executive retains authority;

(v)          a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; or

(vi)         any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

The definition of “change of control” means the occurrence of any of the following: events with respect to the Company:

(i)           any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)          any person acquires, during the twelve month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;

(iii)         a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or

(iv)         any person, during the twelve month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2009.  The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment within 24 months of a change of control:

Name	Base Salary Multiple		Base Salary X Multiple ($)		Target Bonus(1) ($)		Bonus Amount(1) X Multiple ($)		COBRA Benefits ($)		Tax Gross-Up ($)		Total ($)
Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes			—		—		—		—		—		—
Robert S. Gluck			—		—		—		—		—		—
Alan S. Gever			—		—		—		—		—		—
John F. Konzelmann			—		—		—		—		—		—
Death or Disability:
Stephen B. Hughes			—		$540,000	(2)	—		—		—		$540,000
Robert S. Gluck			—		$345,600	(2)	—		—		—		$345,600
Alan S. Gever			—		$148,500	(2)	—		—		—		$148,500
John F. Konzelmann			—		$76,979	(2)	—		—		—		$76,979
Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x	)	$1,080,000	(2)	$155,000	(3)	$1,080,000	(2)	$28,568	(2)(4)	$952,131	(2)	$3,295,699
Robert S. Gluck	(2.0x	)	$864,000	(2)	$99,200	(3)	$691,200	(2)	$16,212	(2)(4)	$668,727	(2)	$2,339,339
Alan S. Gever	(1.5x	)	$445,500	(2)	$42,625	(3)	$222,750	(2)	$23,454	(2)(4)	—		$734,329
John F. Konzelmann	(1.0x	)	$219,940	(2)	$20,546	(3)	$76,979	(2)	$16,212	(2)(4)	—		$333,677

(1)
The Target Bonus and Bonus Amount for each executive as of December 31, 2009 is determined based on the product of the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2009 Cash Incentive Bonus as a Percentage of Annual Base Salary” and such executive’s annual base salary as of December 31, 2009.

(2)	Payable pursuant to the terms of the change-in-control agreement.

(3)
The Bonus Amount is payable pursuant to the Company’s financial performance incentive program. As such, the executive would receive his Target Bonus reduced by the three quarterly bonuses paid to the executive during 2009.

(4)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2009.

Mr. Gluck’s Separation Agreement and General Release

      In connection with Mr. Gluck’s resignation from the Company, on May 3, 2010, the compensation committee approved, and the Company entered into, a Separation Agreement and General Release with Mr. Gluck, which became effective on May 11, 2010.  Pursuant to the terms of the agreement, Mr. Gluck’s active employment with the Company terminated on June 30, 2010.  Mr. Gluck will remain eligible to receive a bonus for the six-month period ending on June 30, 2010 pursuant to the Company’s 2010 Bonus Program under the Company’s Financial Incentive Program in effect as of May 3, 2010.  The determination of this bonus is to be made by the Board of Directors in its sole and absolute discretion and, if paid, shall be payable in a lump sum no later than March 15, 2011. In addition, the Company has agreed to pay Mr. Gluck a total of $1,807,500 in cash ratably over the 24 month period beginning July 1, 2010 (the “Severance Period”).

In consideration for the payments and benefits provided pursuant to the Agreement, Mr. Gluck has agreed (i) to provide assistance to the Company through June 30, 2010 as the Chief Executive Officer of the Company may request in order to promote the Company’s business and operations and to transition Mr. Gluck’s responsibilities to others, (ii) to make himself reasonably available to the Company during the Severance Period with respect to any matter which Mr. Gluck has knowledge arising out of Mr. Gluck’s employment with the Company, (iii) to make himself reasonably available to the Company after the Severance Period with respect to any litigation matter which Mr. Gluck has knowledge arising out of Mr. Gluck’s employment with the Company, (iv) to forfeit all of his stock options, totaling 2,000,000 options, (v) to a general release of claims against the Company, its directors, officers, stockholders and certain other persons affiliated with the Company of claims related to Mr. Gluck’s employment with the Company, and (vi) to comply with non-competition and non-solicitation restrictions for the Severance Period.

Mr. Konzelmann’s Retirement

Mr. Konzelmann will be retiring from the Company effective as of December 31, 2010. Mr. Konzelmann has agreed to assist with the transition of his former duties and responsibilities to his successor during the nine month period following his retirement.  In connection with Mr. Konzelmann's retirement and his agreement to assist the Company with the transition, the Company has agreed to pay Mr. Konzelmann $168,252 (approximately $18,695 per month), payable ratably over the 9 month period beginning January 1, 2011, and Mr. Konzelmann will retain his stock options (the vesting schedule of these options will remain the same through the Consulting Period (as defined below)).

Mr. Konzelmann has also agreed to provide certain consulting services to the Company during the period beginning January 1, 2011 and ending on the later of (i) March 31, 2012 or (ii) the date on which the Company's Form 10-K for fiscal year 2011 is filed (the “Consulting Period”).  Mr. Konzelmann will be paid an hourly fee for the consulting services provided to the Company.

Director Compensation for 2009

We pay an annual retainer of $20,000 to each of our non-employee directors, which is pro rated for directors serving less than an entire year, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. We pay an additional annual retainer of $5,000 to the directors who chair our committees and an additional $12,500 annual retainer to the chairman of our audit committee.

The following table summarizes the compensation of our directors for 2009.  Please refer to the preceding tables for compensation paid to our executive officers who are also directors.

Name	Fees Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Robert J. Gillespie	$52,750	—	—	$52,750
William E. Hooper(1)	$381,335	—	—	$381,335
Gerald J. Laber	$72,625	—	—	$72,625
James B. Leighton	$50,250	—	—	$50,250
James E. Lewis	$53,250	—	—	$53,250
Robert F. McCarthy	$55,000	—	—	$55,000
Michael R. O’Brien	$40,000	—	—	$40,000

(1)
William E. Hooper, one of our directors, is also our employee.  Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2009.  Mr. Hooper, as an employee-director, is not entitled to the payment of a board retainer or payments for board or committee meetings attended.

The following table shows the number of stock options held by each director as of December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
(1) Robert J. Gillespie	11,250	33,750	(1)			$7.69	8/07/18
	45,000	45,000	(2)	—		$9.85	5/21/17
(2) William E. Hooper	18,750	56,250	(3)			$6.53	11/07/18
				75,000	(4)	$6.53	11/07/18
	75,000	75,000	(2)			$9.85	5/21/17
				150,000	(4)	$9.85	5/21/17
(3) Gerald J. Laber	11,250	33,750	(1)			$7.69	8/07/18
	45,000	45,000	(2)	—		$9.85	5/21/17
(4) James B. Leighton	11,250	33,750	(1)			$7.69	8/07/18
	45,000	45,000	(2)	—		$9.00	8/14/17
(5) James E. Lewis	11,250	33,750	(1)			$7.69	8/07/18
	45,000	45,000	(2)	—		$9.85	5/21/17
(6) Robert F. McCarthy	11,250	33,750	(1)			$7.69	8/07/18
	45,000	45,000	(2)	—		$9.85	5/21/17
(7) Michael R. O’Brien	11,250	33,750	(1)			$7.69	8/07/18
	45,000	45,000	(2)	—		$9.00	8/14/17

(1)
The options are subject to time vesting in equal installments over the remaining thee-year period on each of August 7, 2010, 2011 and 2012. The grant date fair value of these options computed in accordance with FAS 123R is $160,650.

(2)
The options are subject to time vesting in equal installments over the remaining two-year period on each of May 21, 2010 and 2011. The grant date fair value of these options computed in accordance with FAS 123R for each of Mr. Gillespie’s, Mr. Laber’s, Mr. Leighton’s, Mr. Lewis’s, Mr. McCarthy’s, and Mr. O’Brien’s May 21, 2007 grant is $416,700, and for Mr. Hooper’s May 21, 2007 grant is $694,500.

(3)
An additional 11,250 options vested on November 7, 2010. The options are subject to time vesting in equal installments over the remaining two-year period on each of November 7, 2011 and 2012. The grant date fair value of these options computed in accordance with FAS 123R is $225,000.

(4)
50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days. The grant date fair value of these options computed in accordance with FAS 123R is $160,650. The grant date fair value of these options computed in accordance with FAS 123R for Mr. Hooper’s May 21, 2007 grant is $806,345 and his November 7, 2008 grant is $228,223.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 9, 2010 by:

•	each of our named executive officers and directors;

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and

•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them.  As of December 9, 2010, we had 60,044,832 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock

Stephen B. Hughes (1)(2)	1,737,351	2.89%
Robert S. Gluck (1)(3)	331,807	*
Alan S. Gever (1)(4)	244,152	*
John F. Konzelmann (1)(5)	98,750	*
Robert J. Gillespie (1)(6)	204,248	*
William E. Hooper (1)(7)	189,878	*
Gerald J. Laber (1)(8)	172,878	*
James B. Leighton(1)(9)	92,280	*
James E. Lewis(1)(10)	862,922	1.44%
Robert F. McCarthy (1)(11)	134,878	*
Michael R. O’Brien (1)(12)	344,474	*
Adage Capital Partners, L.P. (13)	7,343,302	12.23%
BlackRock, Inc. (14)	6,257,339	10.42%
PRIMECAP Management Company (15)	4,251,805	7.08%
William Blair & Company, L.L.C. (16)	4,071,683	6.78%
All directors and executive officers as a group (15 individuals)	5,339,848	8.89%

*Less than 1%.

(1)
The business address of each of the noted individuals is 115 West Century Road – Suite 260, Paramus, New Jersey 07652. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options held by that individual that are either currently exercisable or exercisable within 60 days from December 9, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)
Includes (i) 101,000 shares owned by Mr. Hughes’ spouse; (ii) 3,000 shares owned by Mr. Hughes’ son and (iii) 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 562,500 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010 and excludes: (i) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 375,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes has pledged 926,000 shares as security for a loan.

(3)	Includes 300,255 shares owned by the Kathleen J. Gluck Living Trust, the trustee of which is Mr. Gluck and the sole beneficiary of which is Kathleen J. Gluck, Mr. Gluck’s spouse.

(4)
Beneficial ownership includes 225,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.

(5)
Beneficial ownership includes 93,750 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010. Beneficial ownership excludes: (i) 62,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 62,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.

(6)
Mr. Gillespie is the principal of Westmount Investments, LLC, a privately held investment company. Beneficial ownership includes 44,370 shares of common stock held by Westmount Investments, LLC and 90,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010.

(7)
Beneficial ownership includes 150,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010 and excludes: (i) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days

(8)
Beneficial ownership includes: (i) 16,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 13,000 shares held in Mr. Laber’s 401(k) and (iv) 90,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010.

(9)	Beneficial ownership includes: 90,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010.

(10)	Beneficial ownership includes 560,919 shares owned by Janis M. Lewis, Mr. Lewis’s spouse, and 90,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010.

(11)	Beneficial ownership includes 90,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010.

(12)
Beneficial ownership includes 90,000 shares of common stock issuable upon the exercise of options within 60 days of December 9, 2010. Beneficial ownership also includes shares held by the following entities:

•	39,878 shares held by Mr. O’Brien directly;

•	27,396 shares held by Aragon Trading Company, L.P. (Mr. O’Brien shares voting and investment power over the shares);

•	23,600 shares held Jayhawk Irrevocable Trust (Mr. O’Brien is the beneficiary of the trust and has investment control over the shares);

•	24,000 shares held by Hawkeye Irrevocable Trust (Mr. O’Brien is the trustee of the Hawkeye Irrevocable Trust and his wife is the beneficiary);

•	54,600 shares held by Bayway Investment Fund (Mr. O’Brien has sole voting and investment power over the shares);

•	20,000 shares held by Allick Irrevocable Trust (Mr. O’Brien shares investment and voting power over the shares);

•
20,000 shares held by  Shorecrest Investment Fund in a charitable remainder trust established for the benefit of Mr. O’Brien’s son, Shannon P. O’Brien (Mr. O’Brien has sole voting and investment power over the shares);

•
3,000 shares held by  Shorecrest Investment Fund in a charitable remainder trust established for the benefit of Mr. O’Brien’s daughter, Megan E. O’Brien (Mr. O’Brien has sole voting and investment power over the shares);

•	7,000 shares held by Yeatman Grandchildren Irrevocable Trust (Mr. O’Brien is the trustee);

•	3,000 shares held by Shannon Patrick O'Brien Trust (Mr. O’Brien is the trustee);

•	5,000 shares held by Michael R. O'Brien Trust (Mr. O’Brien is the trustee and beneficiary);

•	5,000 shares held by Michael R. and Dianne C. O'Brien Trust FBO Shannon P. & Megan E. (Mr. O’Brien shares investment and voting power over the shares);

•	5,000 shares held by Megan E. O'Brien UTMA (Mr. O’Brien shares investment and voting power over the shares);

•	5,000 shares held by Dianne C. O'Brien Trust (Mr. O’Brien shares investment and voting power over the shares);

•	5,000 shares held in Mr. O’Brien’s Rollover IRA;

•	1,000 shares held by Heather Yeatman Holmstrom Irrevocable Trust (Mr. O’Brien is the trustee); and

•	6,000 shares held by John Brian Yeatman Irrevocable Trust (Mr. O’Brien is the trustee).

(13)
Information based on Schedule 13G/A filed February 16, 2010 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116.  Each reporting person included in the Schedule 13G/A reported that, at December 31, 2009, it shared power to vote and shared power to direct the disposition with respect to all of these shares.

(14)
Information based on Schedule 13G filed on January 29, 2010 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reported that, at December 31, 2009, it possessed sole power to vote and sole power to direct the disposition with respect to all of these shares.

(15)
Information based on Schedule 13G filed on September 10, 2010 by PRIMECAP Management Company. The business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA  91101.  PRIMECAP Management Company reported that, at August 31, 2010, it possessed sole power to vote with respect to 1,159,300 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.

(16)
Information based on Schedule 13G/A filed on February 3, 2010 by William Blair & Company, L.L.C. The business address of William Blair & Company, L.L.C. is 222 W Adams, Chicago, IL 60606.  William Blair & Company, L.L.C. reported that, at December 31, 2009, it possessed sole power to vote and sole power to direct the disposition with respect to all of these shares.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Regulations of the SEC require proxy statements to disclose the date by which stockholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting.  In accordance with these regulations, stockholders were previously notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Smart Balance’s proxy statement and form of proxy relating to the 2011 annual meeting, a written copy of their notice would have needed to have been received at our principal executive offices, in the form set forth below, no later than December 9, 2010.  In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting pursuant to Rule 14a-8, stockholders must have provided notice as required by, and otherwise complied with the requirements of, Rule 14a-8.

A stockholder wishing to present a proposal for a vote at our annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must deliver timely notice of such intention in proper written form to the corporate secretary. Under our bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Proposals that stockholders wish to present for a vote at our 2011 annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must be received no earlier than January 12, 2011 and no later than February 11, 2011. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely. To be in proper form, a stockholder’s notice must be in writing and include all of the information required by our bylaws.

Stockholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.”  Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL STOCKHOLDER MEETING
 TO BE HELD ON FEBRUARY 15, 2011
This proxy statement is also available online at: [__]. A stockholder who would like to obtain an additional copy of this proxy statement may obtain one by (i) writing to our corporate secretary at 115 West Century Road, Suite 260, Paramus, New Jersey 07652 or (ii) by downloading a copy at [__].  A stockholder who would like to obtain directions to the special meeting may (i) write to our corporate secretary at the address above or (ii) contact Patti Rooney at 201-421-3933.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the special meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the special meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

ANNEX A

SECOND AMENDED AND RESTATED SMART BALANCE, INC.
STOCK AND AWARDS PLAN

Section 1. Purpose and Construction.

(a) Purpose. This Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Plan”) has three complementary purposes: (a) to promote the long-term growth and financial success of Smart Balance, Inc. (the “Company”); (b) to induce, attract and retain outstanding officers, employees, consultants and advisors; and (c) to increase shareholder value. The Plan is designed to accomplish these goals by providing Participants with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock.

(b) Construction. Capitalized terms used in this Plan shall have the meanings set forth in Section 12, unless the context clearly requires otherwise. Awards made under this Plan and the accompanying Award Agreements are intended to (i) be performance based compensation which satisfies the requirements of Code Section 162(m)(4)(C) and (ii) except for Awards of Restricted Stock Units, not constitute non-qualified deferred compensation for purposes of Code Section 409A. The Committee shall have the authority to interpret and apply the terms of the Plan or any Award Agreement consistent with such intentions.

(c) Deemed Amendment. Any non-complying provision of the Plan and any Award Agreement issued under the Plan shall be deemed amended to the extent necessary to preserve these intended tax consequences. Nothing in this Plan shall be construed, interpreted or applied in any way that would conflict with any provision of the Company’s Restated Certificate of Incorporation.

(d) Effective Date and Shareholder Approval. This Plan became effective on May 21, 2007. The Plan was amended and restated by action of the Board of Directors effective August 7, 2008 in order to bring the Plan into full compliance with the requirements of Section 409A of the Code and the final Treasury Regulations issued thereunder and further amended and restated in the form of this Second Amended and Restated Plan by action of the Board of Directors to be effective May 21, 2007.

Section 2. Shares Reserved Under this Plan.

(a) Plan Reserve. An aggregate of 12,150,000 Shares are reserved for issuance under this Plan, provided that no more that 1,930,000 Shares may be awarded as restricted stock or restricted stock units. The maximum number of Shares that may be the subject of Awards (Options, Restricted Stock or Restricted Stock Units) granted to a Participant in any calendar year may not exceed 3,000,000 Shares. The number of Shares covered by an Award under the Plan shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan. Any Shares delivered pursuant to the exercise of an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury shares. Under no circumstances, may any Award be made effective prior to the date that such Award is approved by the Committee.

(b) Share Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event (collectively referred to as “Events”) affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the exercise price with respect to any Option (collectively referred to as “Adjustments”); provided, however, that Awards subject to grant or previously granted to Participants under the Plan at the time of any such Event shall be subject only to such Adjustments as shall be necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of such Awards; and provided further that the number of Shares subject to any Award shall always be a whole number. All such adjustments shall be made so that the adjustments do not result in the grant of a new Award for purposes of Section 409A of the Code or cause the Company to record a new compensation charge for financial reporting purposes.

(c) Replenishment of Shares Under this Plan. The number of Shares reserved for issuance under this Plan shall be reduced only by the number of Shares actually delivered in payment or settlement of Awards, including Restricted Stock and Restricted Stock Units. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, or if Shares, including previously owned Shares or newly issued shares, are delivered by a Participant to the Company in satisfaction of any employment or income tax withholding obligation or in payment of the exercise price of an Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan.

Section 3. Plan Administration and Operation.

(a) Administrative Authority. Subject to any limitations or restrictions under the Company’s Restated Certificate of Incorporation, the Plan shall be administered by, and Committee shall have full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan.

(b) Awards. The Committee has full authority to designate from time to time which Participants shall receive Awards under this Plan and the nature and scope of such Awards. The Committee may consider such factors as it deems pertinent in selecting whether a Participant will receive any Award(s) and in determining the types and amounts of Awards and in setting any Performance Goals, vesting periods, or other conditions or limitations. In making such selection and determination, factors the Committee may consider include, but will not be limited to: (a) the Company’s financial condition; (b) anticipated profits for the current or future years; (c) the Participant’s length of service or experience; and (d) other compensation that the Company provides or has agreed to provide to the Participant. The Committee’s decision to provide a Participant with an Award in any year will not require the Committee to designate such person to receive an Award in any other year.

(c) Committee Action and Delegation. A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members present at a meeting at which a quorum is present must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. To the extent applicable law permits, the Board may delegate to another committee of the Board or the Committee may delegate to specified officers of the Company any or all of the authority and responsibility of the Committee. If such a delegation has been made, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation. Except to the extent prohibited by applicable law, the Committee may also authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents previously approved by the Committee.

(d) Review of Committee Decisions. All Committee determinations are final and binding upon all interested parties and no reviewing court, agency or other tribunal shall overturn a decision of the Committee unless it first determines that the Committee acted in an arbitrary and capricious manner with respect to such decision.

(e) Committee Indemnification. No member of the Committee will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless all Committee members to the maximum extent that the law and the Company’s bylaws and Restated Certificate of Incorporation permit.

Section 4. Discretionary Awards.

Subject to the terms of this Plan, including Section 7 below, the Committee has full power and authority to determine: (a) the type or types of Awards to be granted to each Participant (i.e., Options, Restricted Stock and/or Restricted Stock Units); (b) the number of Shares with respect to which an Award is granted to a Participant, if applicable; and (c) any other terms and conditions of any Award granted to a Participant. Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Company Entity). The Committee may grant multiple Awards and different types of Awards (e.g., Options, Restricted Stock and/or Restricted Stock Units) to individual Participants at the same time. All awards shall be evidenced by written Awards Agreements.

Section 5. Options.

(a) Exercise Price of Options. For each Option, the Award Agreement will specify (i) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option on the Grant Date, and (ii) the method or methods by which a Participant may pay the exercise price or satisfy his or her Tax Obligation with respect to such Option, including net or cashless exercise procedures.

(b) Terms and Conditions of Options. The Award Agreement shall also set forth all other terms and conditions of the Option, including the term of the Option, any vesting schedule and any Performance Goals. Subject to the terms of the Plan, an Option will be exercisable at such times and subject to such conditions as the Committee specifies in the Award Agreement, including, but not limited to, any Performance Goals. Notwithstanding the preceding, each Option must terminate no later than ten (10) years after the Grant Date.

Section 6. Restricted Stock and Restricted Stock Units.

(a) Subject to the terms of the Plan, each Award of Restricted Stock and/or Restricted Stock Units may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, (i) vesting schedules, (ii) Performance Goals, and (iii) the method or methods by which a Participant may satisfy his or her Tax Obligation with respect to such Award, including reducing the number of Shares delivered to the Participant. The foregoing notwithstanding, each award of Restricted Stock and/or Restricted Stock Units Option (i) shall be payable only in Shares and (ii) must be subject to a substantial risk of forfeiture (not withstanding the fulfillment of any Performance Goal) for a period of at least one (1) year.

(b) Awards of Performance-Based Restricted Stock may be granted to certain Participants that are employed at a level of Vice President or higher. Each Award of Restricted Stock that is Performance-Based Restricted Stock shall specify the number of Shares of Performance-Based Restricted Stock to which it relates, the Performance Goals which must be satisfied in order for the such Shares to vest and restrictions thereon to lapse, and the Performance Cycle within which such Performance Goals must be satisfied, and may require that an appropriate legend be placed on Share certificates.

(c) The Performance Goals with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Goals remain substantially uncertain.

(d) Effect of Certain Events. At the time of the granting of an Award of Performance-Based Restricted Stock, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award of Performance-Based Restricted as performance-based compensation which satisfies the requirements of Section 162(m)(4)(C), the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

(e) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Award of Performance-Based Restricted Stock that is made to an Eligible Employee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Goal has been satisfied to the extent necessary for such Award to qualify as performance-based compensation in accordance with Section 162(m)(4)(C) of the Code. An Award Performance-Based Restricted Stock may be reduced at any time before payment or lapsing of restrictions.

Section 7. Effect of Termination of Employment.

(a) Award Limitations. Subject to the limitations set forth in Section 7(b) below, the Committee shall, in its discretion, determine the consequences under any outstanding Award(s) if the Participant has a Separation From Service for any reason. The restrictions under Section 7(b) and any other limitations imposed by the Committee under this Section 7(a) shall be included in the Award Agreement. Unless otherwise stated under the Award Agreement, if a Participant has a Separation From Service, all non-vested Options, Restricted Stock and Restricted Stock Units shall immediately be forfeited and all vested Options shall terminate and be forfeited if not exercised within ninety (90) days of such Separation From Service. The foregoing notwithstanding, in the event that the Separation From Service is due to the Participant’s death or Disability, all non-vested Options shall vest upon such death or termination and all Options shall terminate and be forfeited if not exercised within one (1) year of the Separation From Service or prior to the expiration of the term of the Option, if sooner. When a Participant has a Separation From Service, the Committee, in its sole discretion, is authorized to (i) accelerate vesting of non-vested Awards, (ii) grant Participant’s longer periods to exercise Options following a Separation From Service, consistent with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(C), or (iii) allow continued vesting of Options, Restricted Stock or Restricted Stock Units, on such terms and conditions as the Committee may deem reasonable and appropriate; provided however, that the Committee may not accelerate Awards of Performance-Based Restricted Stock upon a Separation From Service that is not due to death or Disability or occurs upon a Change of Control.

(b) For Cause Termination. Notwithstanding any provision in this Plan or in any Award Agreement, if a Participant’s employment is terminated by the Company for Cause, then all Awards previously granted to such Participant shall immediately be forfeited retroactively to the date the Participant first engaged in the conduct that was the basis for such termination.

Section 8. Non-Transferability.

(a) Awards. Except as otherwise provided in this Section or as the Committee otherwise provides in the Award Agreement, Awards granted under this Plan are not transferable by a Participant, other than by will or the applicable laws of descent or distribution. During the lifetime of the Participant, Options may be exercised only by the Participant. Following the death of a Participant, Options may be exercised, consistent with the terms of the Option, by the Participant’s legal representative or a transferee of such Participant by will or applicable law of descent or distribution.

(b) Shares. Shares received in connection with an Award of Restricted Stock are not transferable until the applicable restrictions lapse. Shares received in connection with other Awards are transferable, subject to any restriction on transfer imposed by applicable securities laws.

Section 9. Amendment and Termination of the Plan and Awards.

(a) Term of Plan. This Plan will terminate on, and no Award may be granted after, the ten (10) year anniversary of the Effective Date, unless the Board earlier terminates this Plan pursuant to Section 9(b).

(b) Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to shareholder approval if: (i) shareholder approval of such amendment(s) is required under the Exchange Act; (ii) shareholder approval of such amendment(s) is required under the listing requirements of principal securities exchange or market on which the Shares are then traded (to maintain the listing or quotation of the Shares on that exchange); or (iii) the amendment will: [a] materially increase any number of Shares specified in Section 2(a) (except as permitted by Section 2(b)); [b] shorten the restriction periods specified in Section 6; or [c] modify the provisions of Section 9(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 9(e) and subject to the requirements of this Plan, the Committee may waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to any Awards by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Award, so long as any amendment or modification does not increase the total number of Shares issuable under this Plan (except as permitted by Section 2(b)), but the Committee need not obtain the Participant’s (or other interested party’s) consent for the cancellation of an Award pursuant to the provisions of Section 2(b). Notwithstanding anything to the contrary in this Plan, the Committee shall have sole discretion to alter the selected Performance Goals. The foregoing notwithstanding, no modification, extension, amendment or cancellation of any terms and conditions of any Award shall be made to the extent such action would violate the requirements of Section 409A of the Code or which would result in such modification, extension, amendment or cancellation being treated as a new Option grant pursuant to Treas. Reg. § 1.409A-1(b)(5)(v).

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award shall extend beyond the date this Plan is terminated. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price.

Section 10. Change of Control.

To the extent not prohibited under the Restated Certificate of Incorporation and except to the extent otherwise provided in the applicable Award Agreement, in the event of a Change of Control, the following rules shall apply.

(a) Options. All unvested Options shall vest and become fully exercisable upon the occurrence of a Change of Control without regard to any Performance Goal or vesting schedule set forth in the applicable Award Agreement;

(b) Restricted Stock. All unvested Restricted Stock shall vest and cease to be subject to any substantial risk of forfeiture upon the occurrence of the Change of Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement; and

(c) Restricted Stock Units. All unvested Restricted Stock Units shall vest and be converted into Shares upon the occurrence of the Change in Control without regard for any Performance Goal or vesting schedule set forth in the applicable Award Agreement.

Section 11. General Provisions.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to such other provisions or include other tandem rights or features (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate. The foregoing notwithstanding, no Award shall include any additional deferral feature or other provision that would cause the Award to be subject to Section 409A of the Code.

(b) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(c) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award Agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(d) Governing Law. This Plan, and all agreements under this Plan, should be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award Agreement, may only be brought and determined in a court sitting in the County of Bergen, or the Federal District Court for the Third District of New Jersey sitting in Third District, in the State of New Jersey.

(e) Severability. If any provision of this Plan or any Award Agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Award Agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award Agreement and such Award will remain in full force and effect.

(f) Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Company Entity from adopting or continuing in effect other or additional compensation arrangements for Participants, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) No Right to Remain Employed. The grant of an Award to a Participant pursuant to the Plan shall confer no right on such Participant to continue as an officer, employee, consultant, advisor or other similar position relative to the Company or any Company Entity. Except for rights accorded under the Plan, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder.

Section 12. Definitions.

(a) “Award” means any grant of Options, Restricted Stock or Restricted Stock Units under this Plan.

(b) “Award Agreement” means a written agreement, in such form (consistent with the terms of this Plan) as approved by the Committee.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” means with respect to a Participant any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or  nolo contendere , or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(e) “Change of Control” means the occurrence of any of the following: events with respect to the Company:

    a. any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

    b. any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of Company representing thirty percent (30%) of Company’s then outstanding voting securities;

    c. a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately prior to such appointment or election; or

    d. any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Code includes any successor provision and any guidance issued under such provision.

(g) “Committee” means the Compensation Committee of the Board or any subcommittee thereof.

(h) “Common Stock” means the $.0001 par value common stock of the Company.

(i) “Company” shall mean Smart Balance, Inc., a Delaware corporation, together with any successor thereto.

(j) “Company Entity” means a corporation or other entity in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 50 percent” in the place of the phrase “at least 80 percent” each place that it appears in such Treasury Regulation or Section 1563(a) of the Code and each other entity so designated by the Committee as an Affiliate for “legitimate business reasons” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)) in which the Company holds a controlling interest under Treasury Regulation §1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 20 percent” in the place of the phrase “at least 80 percent” in each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

(k) “Disability” means a determination by the Company to terminate the service relationship between the Company and all Company Entities and a Participant based on the inability of a Participant to perform a material portion of his or her duties and responsibilities on behalf of the Company or a Company Entity due to a physical or mental condition that is expected to last indefinitely.

(l) “Effective Date” means May 21, 2007.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and as interpreted by applicable regulations, rulings, notices and other similar guidance. Any reference to a specific provision of the Exchange Act includes any successor provision and any guidance issued under such provision.

(n) “Fair Market Value” shall mean with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise, (i) if the Shares are readily tradable on an established securities market, the closing price of a Share on such market on the Grant Date or (ii) if the Shares are not readily tradable on an established securities market, the value determined by the Committee as of the Grant Date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).

(o) “Grant Date” means the date on which all corporate action required to duly authorize and effect the grant of the Award is first completed or the first date on which all conditions precedent to the effectiveness of the Award are fully satisfied, if later.

(p) “Option” shall mean the right to purchase Shares at a stated price in accordance with the terms of this Plan and the underlying Award Agreement.

(q) “Participant” shall mean a permanent full-time employee (defined as at least 32 hours per week) or director of the Company or any Company Entity and who enters into a written Award Agreement with the Company. Only Participants shall be entitled to receive Awards under this Plan.

(r) “Performance Cycle” means a time period of not less than one (1) and not more than five (5) years as specified by the Committee at the time Performance Awards are granted during which the performance of the Company will be measured.

 (s) “Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Company Entities or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales; net sales; product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; and/or return on year-end equity.

(t) “Performance-Based Restricted Stock” means Awards of Restricted Stock that are contingent upon the attainment of specified Performance Goals within the Performance Cycle and that are subject to the terms and conditions provided in Section 6(b)-(e) hereof.

(u) “Plan” shall mean the Amended and Restated Smart Balance, Inc. Incentive Stock and Awards Plan, as set forth herein and as amended from time to time.

(v) “Restricted Stock” means Shares that are issued to a Participant under this Plan and subject to a risk of forfeiture and/or restrictions on transfer that constitute a substantial risk of forfeiture for purposes of Section 83 of the Code and that may lapse upon the achievement or partial achievement of Performance Goals during the period specified by the Committee and/or upon the completion of a period of service, as established by the Committee and reflected in the applicable Award Agreement.

(w) “Restricted Stock Units” mean the right to receive Shares and/or Restricted Stock at a future date, subject to the completion of such Performance Goals and/or upon the completion of a period of service, as the Committee shall establish as part of the Award Agreement. Prior to the achievement of such Performance Goals and/or upon the completion of a period of service, the Participant shall have no rights with respect to such Restricted Stock Units, except as set forth in the underlying Award Agreement. Each Restricted Stock Unit shall correspond and relate to one Share under this Plan.

(x) “Share” means a share of Common Stock.

(y) “Separation From Service” shall mean with respect to an employee the termination of the employee’s employment with the Company and all Company Entities, provided that, notwithstanding such termination of the employment relationship between the employee and the Company and all Company Entities, the employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the employee will perform (whether as an employee or independent contractor) following such termination for the Company and all Company Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) for the Company and all Company Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the employee’s employment relationship. A Separation from Service shall not be deemed to have occurred if the employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Company Entity is provided either by statute or contract. “Separation of Service” with respect to a consultant or advisor who is an independent contractor with respect to the Company for income and employment tax purposes means a good-faith and complete termination of the service relationship with the consultant or advisor at a time when there is no reasonable expectation that the consultant or advisor will provide further services in the future either as an independent contractor or employee.

(z) “Tax Obligation” means with respect to any period an amount equal to the total obligation of the Company to withhold and deposit federal, state or local employment and income taxes with respect to an Award.

PROPOSED AMENDMENT 1
TO THE
SECOND AMENDED AND RESTATED
SMART BALANCE, INC. STOCK AND AWARDS PLAN

WHEREAS, SMART BALANCE, INC. (the “Company”), established the Company Stock and Awards Plan (the "Stock Plan") effective as of May 21, 2007, which Stock Plan was amended and restated in its entirety on August 7, 2008 and again to be effective May 21, 2007; and

WHEREAS, pursuant to Sections 9(b) and 9(e) of the Stock Plan, the board of directors may amend the Stock Plan at any time, subject, however to stockholder approval in order for the compensation committee, any sub-committee thereof or board of directors to allow a participant to surrender an outstanding option granted under the Stock Plan to the Company as consideration for the grant of a new option with a lower exercise price; and

WHEREAS, the board of directors desires to amend the Stock Plan to permit a stock option exchange program subject to stockholder approval; and

WHEREAS, the board of directors has determined this amendment to be in the best interests of the Company and its stockholders; and

NOW, THEREFORE, in consideration of the premises, the Stock Plan is hereby amended as follows:

1.  Section 9(e) shall be amended and restated in its entirety to read as follows:

Repricing Prohibited. Notwithstanding anything in this Plan to the contrary subject to any provisos in this Section 9(e), and except for the adjustments provided in Section 2(b), neither the Committee nor any other person may decrease the exercise price for any outstanding Option granted under this Plan after the date of grant nor allow a Participant to surrender an outstanding Option granted under this Plan to the Company as consideration for the grant of a new Option with a lower exercise price; provided, however, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Options issued under this Plan and stock options issued under the Amended and Restated Smart Balance, Inc. Inducement Award Plan held by employees of the Company and its subsidiary who are not executive officers or directors of the Company, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance to such employees of the Company or its subsidiary of fewer Options with a lower exercise price, provided that, such option exchange offer is commenced within twelve months of the date of shareholder approval.  Notwithstanding anything to the contrary herein, no shares underlying awards under this Plan that are exchanged by the option holders thereof as part of an option exchange program in accordance with this Section 9(e) will be available for reissuance under this Plan other than in respect of options issued pursuant to such option exchange program with respect to those options under this Plan and the Amended and Restated Smart Balance, Inc. Inducement Award Plan that are tendered.

2.  This amendment shall become effective upon approval by the stockholders at the special meeting of the Company to take place during February 2011.

PROPOSED AMENDMENT 2
TO THE
SECOND AMENDED AND RESTATED
SMART BALANCE, INC. STOCK AND AWARDS PLAN

WHEREAS, SMART BALANCE, INC. (the “Company”), established the Company Stock and Awards Plan (the "Stock Plan") effective as of May 21, 2007, which Stock Plan was amended and restated in its entirety on August 7, 2008 and again to be effective May 21, 2007; and

WHEREAS, pursuant to Sections 9(b) and 9(e) of the Stock Plan, the board of directors may amend the Stock Plan at any time, subject, however to stockholder approval in order for the compensation committee, any sub-committee thereof or board of directors to allow a participant to surrender an outstanding option granted under the Stock Plan to the Company as consideration for the grant of a new option with a lower exercise price; and

WHEREAS, the board of directors desires to amend the Stock Plan to permit a stock option exchange program subject to stockholder approval; and

WHEREAS, the board of directors has determined this amendment to be in the best interests of the Company and its stockholders; and

NOW, THEREFORE, in consideration of the premises, the Stock Plan is hereby amended as follows:

1.  The following proviso shall be added to the end of the first sentence of Section 9(e):

; provided, however, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, an option exchange offer, pursuant to which certain outstanding Options issued under this Plan and stock options issued under the Amended and Restated Smart Balance, Inc. Inducement Award Plan held by executive officers and employee directors of the Company, at the election of the Participant, be tendered to the Company for cancellation in exchange for the issuance to such executive officers and employee directors of the Company of fewer Options with a lower exercise price, provided that, such option exchange offer is commenced within twelve months of the date of shareholder approval.

2.  This amendment shall become effective upon approval by the stockholders at the special meeting of the Company to take place during February 2011.

SMART BALANCE, INC.
Proxy for Special Meeting of Stockholders to be held on February 15, 2011
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen B. Hughes and [__], and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at a special meeting of stockholders of Smart Balance, Inc. to be held on Tuesday, February 15, 2011 and at any adjournments or postponements thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. APPROVAL OF OUR PROPOSED AMENDMENT TO OUR SECOND AMENDED AND RESTATED STOCK AND AWARDS PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR EXECUTIVE OFFICERS OR DIRECTORS:

FOR ☐  AGAINST ☐  ABSTAIN ☐

2. APPROVAL OF OUR PROPOSED AMENDMENT TO OUR SECOND AMENDED AND RESTATED STOCK AND AWARDS PLAN TO ALLOW FOR A STOCK OPTION EXCHANGE PROGRAM FOR OUR EXECUTIVE OFFICERS AND EMPLOYEE DIRECTORS:

FOR ☐  AGAINST ☐  ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. ☐
Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature (Joint Owners)	Date